41 SEYON STREET

WALTHAM, MASSACHUSETTS

Lease to

GENERATION BIO CO.

INDEX TO LEASE

EXHIBITS

Exhibit A-1--	Premises Plan
Exhibit A-2--	Plan Showing Exclusive Loading Area
Exhibit A-3--	Plan Showing Exclusive Outdoor Seating Area
Exhibit A-4--	Plan Showing Tenant’s Exclusive Parking area
Exhibit A-5--	Plan Showing Initial Location of Dumpster Pad
Exhibit B--	Site Plan
Exhibit C--	Test Fit Plan
Exhibit D --	Form of SNDA
Exhibit E-1 --	Location of Tenant’s Monument Sign Panel and Wayfinding Sign
Exhibit E-2 --	Location of Exterior Signage and Prohibited Signage Area
Exhibit F --	Anticipated Hazardous Materials and Quantities
Exhibit G --	Prohibited Hazardous Materials
Exhibit H --	Form of Notice of Lease
Exhibit I --	ROFO Space and Existing Superior Rights in ROFO Space

INDENTURE OF LEASE

41 seyon street

THIS INDENTURE OF LEASE (this “Lease”) made as of the 13th day of July, 2021 (the “Effective Date”), by and between ZINC II PROPCO 2020, LLC, a Delaware limited liability company, having a mailing address c/o Hilco Redevelopment Partners, 99 Summer Street, Suite 1110, Boston, Massachusetts 02110 (hereinafter referred to as the “Landlord”), of the one part, and the tenant named in Section 1.1(a) below (hereinafter referred to as the “Tenant”), of the other part.

W I T N E S S E T H:

Article I

Basic Data
Section 1.1

The following sets forth basic data hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

(a)Tenant:  Generation Bio Co., a Delaware corporation.
(b)Present Mailing Address of Tenant:  301 Binney Street, Suite 401, Cambridge, MA 02142
(c)Tenant’s E-mail Address (for information regarding billings and statements):  [**]
(d)Commencement Date.  The later to occur of (i) June 1, 2022, and (ii) the date upon which all of the Landlord’s Delivery Work (as defined in Section 7.1 below) shall have been substantially completed, subject to any Net Landlord Delay Days or Net Tenant Delay Days, as the case may be (as such terms are defined in Section 7.1(a)).
(e)Term or Lease Term:  The period from the Commencement Date and expiring on last day of the month in which the twelfth (12th) anniversary of the Rent Commencement Date occurs, unless sooner terminated as provided herein (the “Expiration Date”).
(f)Extension Options: Two (2) periods of five (5) years each as provided in and on the terms set forth in Section 3.3 hereof.
(g)Lease Year: Commencing as of the Rent Commencement Date, or as of any anniversary of the Rent Commencement Date, the successive twelve (12) month period in which any part of the Lease Term occurs.
(h)Rent Commencement Date: Three (3) months after the Commencement Date.

(i)Annual Fixed Rent: During the Lease Term, Annual Fixed Rent with respect to the Premises (as defined in Section 2.1) shall be payable by Tenant as follows:

Lease Year

Annual Fixed Rent Rate Per RSF Per Annum

Annual Fixed Rent

Monthly Fixed Rent

1*

$70.00

$ 5,250,000.00

$437,500.00

2

$72.10

$ 7,498,400.00

$624,866.67

3

$74.26

$ 7,723,352.00

$643,612.67

4

$76.49

$ 7,955,052.56

$662,921.05

5

$78.78

$ 8,193,120.00

$682,760.00

6

$81.14

$ 8,438,913.60

$703,242.80

7

$83.58

$ 8,692,700.72

$724,391.73

8

$86.09

$ 8,953,481.74

$746,123.48

9

$88.67

$ 9,222,086.19

$768,507.18

10

$91.33

$ 9,498,748.78

$791,562.40

11

$94.07

$ 9,783,711.24

$815,309.27

12

$96.89

$10,076,778.40

$839,731.58

*For Lease Year 1, Annual Fixed Rent only is to be determined based on 75,000 rentable square feet.

(j)Permitted Use:  Subject to Legal Requirements (as defined in Section 11.7), general office, research and development and laboratory uses, vivarium uses (limited to the Animal Use, as defined in Section 11.1(c)) within the Permitted Vivarium Area (as defined in Section 11.1(c)) only, and light manufacturing and general manufacturing and production uses.  Notwithstanding the provisions of this Lease, under no circumstances shall Tenant use or occupy the Premises or any part thereof in a manner that includes activities that would qualify or be characterized or categorized as any laboratory biosafety level (“BSL”) other than BSL1 or BSL2.
(k)Landlord’s Contribution: $26,000,000.00 (i.e., $250.00 per rentable square foot of the Premises).
(l)Tenant’s Proportionate Share:
(i)	With respect to Operating Costs: 37.44% (i.e., 104,000 rentable square feet as the numerator and 277,749 rentable square feet of the Building as the denominator) with respect to Operating Costs allocable solely to the Property; and 25.56% (i.e., 104,000 rentable square feet as the numerator and 406,807 rentable square feet of the Project as the denominator) (the “Tenant’s Project Share”) of shared or common area Operating Costs for the Project (the “Project Shared Expenses”). The Tenant’s Project Share shall be adjusted proportionally by Landlord by any increases or decreases in the rentable area of the Project, which, as of the date of this Lease is 406,807 rentable square feet. In addition, Landlord may, on a good faith basis, equitably allocate the Project Shared Expenses among the Building and other portions of the Project based upon proportionate usage of the shared facilities, as reasonably be determined by Landlord, and Tenant’s Project Share of such allocated Project Shared Expenses shall be adjusted based on the portion of the Project to which the same is allocated. Nothing herein shall increase Tenant’s proportionate share in the event of any vacancy of any portion of the Project.
(ii)	With respect to Taxes: 25.56% (i.e., 104,000 rentable square feet as the numerator and 406,807 rentable square feet of the Project as the denominator). Tenant’s Proportionate Share for Taxes shall be adjusted proportionally by any increases or decreases in the rentable area of the Project or of the tax parcel of which the Building is a part.

(m)Security Deposit:  $3,640,000.00 in the form of a Letter of Credit, provided that if no Event of Default has occurred prior to the applicable reduction date below, then pursuant and subject to the terms and conditions set forth in Section 20.29 below, such sum shall be reduced to $2,426,666.67 from and after the 4th anniversary of the Rent Commencement Date, and further reduced to $0.00 from and after the 8th anniversary of the Rent Commencement Date.

Article II

The Premises
Section 2.1– Demise.
(a)Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, the premises shown on Exhibit A-1 hereto annexed and made a part hereof which shall be deemed to be approximately 104,000 rentable square feet on the first (1st) floor of the Building (“Premises”).  Notwithstanding the foregoing, in the event that Tenant adds any occupiable mezzanine space to the Premises (which, for the purposes hereof, shall mean space which is designed for occupancy by Tenant’s personnel, exclusive of any mezzanine space that is designed for Tenant’s or other building equipment, systems, files, storage or similar areas) as part of the Tenant Improvements or any subsequent Alterations, there shall be no adjustment in the foregoing rentable square footage of the Premises nor the Annual Fixed Rent, Tenant’s Proportionate Share and other terms of this Lease based on the rentable square footage of the Premises to account for such addition of mezzanine space; provided, however, Tenant shall not add more than 8,000 square feet of occupiable mezzanine space in the aggregate without Landlord’s prior written consent.  The Premises are located in the building which Landlord and Tenant stipulate contains 277,749 rentable square feet (the “Building”) on a parcel of land at 41 Seyon Street, Waltham, Massachusetts (collectively with the Building, the “Property”), which Property is a portion of a life science campus which also includes other properties, including the buildings and other improvements thereon, to the extent owned or controlled by Landlord or its affiliates from time to time (together with the Property, such properties and buildings owned by Landlord or its affiliates to the extent the same is operated collectively as a life science campus, as the same may be expanded or reduced from time to time in Landlord’s discretion, the “Project”).  As of the date of this Lease, the Project consists of the Property and the additional property with a building located thereon at 43 Foundry Avenue, Waltham, Massachusetts, all as shown on the site plan attached hereto as Exhibit B.
(b)As appurtenant to the Premises, Tenant shall have the non-exclusive right to all of the common areas of the Project, and not less than Tenant’s Proportionate Share, to the extent applicable, of any ducts, shafts, conduits, utility lines, pipes, shafts, chases, corridors and other portions of the Building or the Project necessary to serve and access the Premises.
(c)As appurtenant to the Premises, Tenant shall have the exclusive right to use and control of the following “Exclusive Use Areas”:

(i)the “Exclusive Loading Area” as depicted on Exhibit A-2 attached hereto, for loading and unloading purposes only;

(ii)the “Exclusive Outdoor Seating Area” as depicted on Exhibit A-3 attached hereto, for outdoor seating purposes only;

(iii)the south side entrance and vestibule of the Building; and

(iv)

the portions of the parking area shown as “Tenant’s Exclusive Parking” as described on Exhibit A-4 attached hereto, for parking by Tenant’s employees and Shared Users (as defined in Section 8.7(c)) only (it being acknowledged and agreed that there shall be no parking of trailers on the Property).

(d)Excepting and reserving to Landlord the roof and exterior walls of the Building of which the Premises are a part; and further reserving to Landlord the right to  replace and maintain and repair all existing structural supports, ducts, shafts, conduits, utility lines, pipes and the like in, over and upon the Premises as may have been installed by Landlord in, on or under said Building.
Article III

Term of Lease
Section 3.1– Term.

TO HAVE AND TO HOLD the Premises unto Tenant for the term specified in Section 1.1(e) hereof unless sooner terminated as provided herein.

Section 3.2– Commencement Date.

(a)The Term of this Lease shall commence on the Commencement Date.

Notwithstanding anything to the contrary in this Lease, Landlord agrees to allow Tenant to have reasonable access to the Premises after the full execution of this Lease in order to perform its Tenant Improvements, install its furniture, fixtures and equipment, and perform similar other work to prepare the Premises for Tenant’s move-in and start-up of business operations, all such work subject to obtaining Landlord’s prior approval of any plans and specifications relating thereto as more particularly set forth, and to the extent required, in Article VII and Article XII hereto, and provided such work shall not delay or interfere with the performance of the Landlord’s Delivery Work (as defined in Section 7.1) by Landlord.  Landlord and Tenant shall together coordinate and cooperate so that Tenant’s performance of its Tenant Improvements and installation of its furniture, fixtures and equipment shall be coordinated based upon a mutually agreed upon schedule to minimize any delay or interference with the performance of Landlord’s Delivery Work and to minimize any delay or interference with the performance of Tenant’s Improvements. Prior to any such entry onto the Premises, Tenant shall deliver to Landlord certificates of insurance evidencing the coverages required under the Lease.  Entry onto of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Annual Fixed Rent and Additional Rent.  Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the risk of Tenant.  For the avoidance of doubt, any delays caused in the completion of Landlord’s Delivery Work arising directly or indirectly from the entry by Tenant to the Premises pursuant to the provisions hereof shall be deemed a Tenant Delay (as defined in Section 7.1).

Section 3.3– Extension Option.
(a)On the condition (which condition Landlord may waive in its sole discretion by written notice to Tenant) that at the time of exercise of the applicable Extension Option (i) there exists no Event of Default (as defined in Section 19.1) which shall not have been cured, (ii) this Lease is still in full force and effect, and (iii) the initially named Tenant or any Permitted Transferee (or an approved assignee) then occupies at least fifty percent (50%) of the entirety of the initially demised Premises, then Tenant shall have the right (each an “Extension Option”) to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except as expressly set forth in this Section 3.3 and Section 3.4) for two (2) periods of five (5) years each (each, an “Extended Term”).  Notwithstanding any provision of this Lease to the contrary, except as expressly set forth in Section 3.4(d), Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such Extension Option, and the Prevailing Market Rent shall be determined on a “net effective basis” to account for the absence of such payments by Landlord as provided in Section 3.4(d) below.  Upon request by Tenant, Landlord shall provide to Tenant, not less than 30 days prior to the last date to exercise an applicable Extension Option, Landlord’s quotation of the Annual Fixed Rent for the applicable Extended Term.
(b)To exercise each Extension Option, Tenant shall give written notice (each, an “Extension Exercise Notice”) to Landlord exercising such Extension Option, no later than twelve (12) and no earlier than fifteen (15) months prior to the then expiration of the Lease Term.

Within thirty (30) days after receipt of the Extension Exercise Notice, Landlord shall give to Tenant a quotation of the proposed Annual Fixed Rent for the Extended Term (“Landlord’s Rent Quotation”).  If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant, as may be extended by mutual written agreement if the parties are proceeding in good faith (as may be so extended, the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, either Tenant or Landlord may make a request in writing that the Prevailing Market Rent (as defined in Section 3.4) for such Extended Term be determined by the arbitration process set forth below in Section 3.4 (the “Arbitration”).  If either of such parties makes such a written request, the Annual Fixed Rent for such Extended Term shall be the Prevailing Market Rent (including escalations) as determined by the Arbitration.
(c)Upon the timely giving of the Extension Exercise Notice then this Lease and the Lease Term hereof shall automatically be deemed extended, for the applicable Extended Term upon all of the agreements, terms, covenants and conditions of this Lease except as expressly set forth herein, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 3.3 and in Section 3.4; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term after the exercise, if applicable, of the second Extension Option.  If Tenant fails to give a timely Extension Exercise Notice, then Tenant shall have no further right to extend the Term of the Lease pursuant to this Section 3.3.
Section 3.4–Determination of Prevailing Market Rent by Arbitration.

In the event a request for an Arbitration of Prevailing Market Rent is made pursuant to the terms of Section 3.3, the following terms and conditions shall apply:

(a)Request For Arbitration.  If either party shall send a notice to the other party requesting an Arbitration of the Prevailing Market Rent (including escalations), such notice must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of an appraiser selected by such party, which appraiser must be a Qualified Appraiser (as hereinafter defined), and (iii) explicitly state that the other party is required to give notice within ten (10) business days of an additional appraiser selected by such other party.  A “Qualified Appraiser” means an appraiser certified as an MAI appraiser or as an ASA Appraiser with at least ten (10) years’ experience as a commercial and life science real estate appraiser with working knowledge of current rental rates and practices in life science commercial properties in the Watertown, Massachusetts and Waltham, Massachusetts market areas (the “Market Area”).  For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).
(b)Response to Request For Arbitration.  Within ten (10) business days after receipt of a party’s notice requesting Arbitration and stating the name of the appraiser selected by such requesting party, the other party shall give written notice to the requesting party of such other party’s selection of an appraiser having at least the qualifications referred to above.
(c)Rental Value Determination.  Within ten (10) days after selection of both appraisers, the two (2) appraisers so selected shall deliver to both Landlord and Tenant their respective written determinations of the Prevailing Market Rent (each, a “Final Determination”).  If the two (2) appraisers so appointed agree on the Prevailing Market Rent, the Prevailing Market Rent shall be the amount so determined.  If the two (2) appraisers so appointed do not agree on the Prevailing Market Rent, the two (2) appraisers shall within ten (10) days thereafter jointly appoint a third (3rd) impartial appraiser (the “Neutral Appraiser”) also having at least the qualifications referred to above.  The Neutral Appraiser, within thirty (30) days after its appointment, shall make a determination of the Prevailing Market Rent by selecting either the amount in Landlord’s Final Determination or the amount set forth in Tenant’s Final Determination, whichever the Neutral Appraiser determines is the Prevailing Market Rent for the Premises.  The Neutral Appraiser may not select any other amount as the Prevailing Market Rent.  The determination made by the Neutral Appraiser hereunder shall be final and binding on both Landlord and Tenant.
(d)Prevailing Market Rent.  The “Prevailing Market Rent” shall mean the fixed annual rent (which may provide for annual increases in rent during said Extended Term) that a willing lessee would pay and a willing lessor would accept in an arms’ length negotiation for comparable space, for a tenant of comparable credit, in comparable laboratory and life science buildings in the Market Area during the Extended Term, and shall take into account all relevant factors, including, without limitation, improvement allowances, brokerage commissions and all other applicable terms and conditions of the tenancy in question.  Landlord shall have no obligation to make or pay for any improvements to the Premises or to pay any allowances or inducements of any kind, and the lack of any such costs or concessions shall merely be reflected in the determination of Prevailing Market Rent on a net effective rent basis based upon improvements, allowances or inducements then generally in effect for similar transactions.
(e)Costs.  Each party shall pay the costs and expenses of the appraiser selected by it and each shall pay one half (1/2) of the costs and expenses of the Neutral Appraiser, if applicable.
(f)Failure to Select Appraiser or Failure of Appraiser to Serve.  If a party shall have requested an Arbitration and the other party shall not have designated an appraiser within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then the requesting party’s appraiser shall alone make the determination of the Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of the other party’s right to designate an appraiser hereunder. If Tenant and Landlord have both designated appraisers but the two appraisers so designated do not, within a period of fifteen (15) days after the appointment of the second appraiser, agree upon and designate the

Neutral Appraiser willing so to act, Tenant, Landlord or either appraiser previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the Neutral Appraiser willing so to act and an appraiser so appointed shall, for all purposes, have the same standing and powers as though he had been reasonably appointed by the appraisers first appointed. In case of the inability or refusal to serve of any person designated as an appraiser, or in case any appraiser  for any reason ceases to be such, an appraiser to fill such vacancy shall be appointed by Tenant, Landlord, or the appraisers first appointed or the Boston Bar Association (or such organization as may succeed to the Boston Bar Association), as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any appraiser who continues to act or by Landlord or Tenant such vacancy may be filled by the Boston Bar Association (or such organization as may succeed to the Boston Bar Association), and any appraiser so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.
Article IV

Annual Fixed Rent
Section 4.1– Annual Fixed Rent.
(a)Tenant agrees to pay to Landlord, commencing on the Rent Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the original Lease Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.1 hereof and on the first day of each and every calendar month during each Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined pursuant to Section 3.3 and Section 3.4 for the applicable Extended Term (all without offset or abatement except as otherwise expressly provided in this Lease).  Until notice of some other designation is given, Annual Fixed Rent and all other charges for which provision is herein made shall be paid to Landlord at its office in Boston, Massachusetts set forth on page 1 of this Lease.
(b)Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.
(c)Additional Rent (as defined in Section 20.8 hereof) payable by Tenant on a monthly basis as provided in this Lease, likewise shall be prorated for any partial month of the Lease Term.
(d)Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.  Tenant’s obligation to pay Additional Rent shall commence on the Rent Commencement Date, except that Tenant’s obligation to pay for utilities for the Premises shall commence on the earlier of (i) the Commencement Date or (ii) the date upon which Tenant occupies the Premises and commences the regular conduct of business operations in the Premises.  Annual Fixed Rent, Additional Rent and all other charges payable under this Lease shall be paid by Tenant to Landlord in lawful money of the United States in immediately available funds and without notice or demand and with setoff, deduction or abatement, except as otherwise expressly set forth in this Lease.
Section 4.2– Late Payment.

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before three (3) business days following the date that such amount is past due (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of:  (a) two percent (2%) of the Outstanding Amount (“Late Fee”) if Tenant shall have been late more than one (1) time in the then current Lease Year, and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at the Default Rate (as defined in Section 20.20).  Such Late Fee and interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

Article V

Additional Rent – Taxes
Section 5.1– Definitions.

The term “Taxes” is hereby defined to mean all general and special taxes, including existing and future assessments for road, sewer, utility and other local improvements and other governmental charges which may be lawfully charged, assessed, or imposed upon or allocable to the Property and/or the Project by the applicable governmental authority.  There shall be excluded from such taxes interest or penalties on late payment of real estate taxes, all income, estate, succession, gift, inheritance, corporate excise and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a tax on the gross rents received with respect to the Property and/or the Project, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “Taxes” if the same is to fund the same services currently provided by Taxes.  Landlord shall pay, or cause to be paid, before the same become delinquent, all Taxes, provided however, that if authorities having jurisdiction assess Taxes which Landlord deems excessive, Landlord may defer compliance therewith to the extent permitted by the laws of the State so long as the validity or amount thereof is contested by Landlord in good faith and so long as Tenant’s occupancy of the Premises is not disturbed or threatened.  Notwithstanding the foregoing, “Taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein (a) levied on Landlord’s rental income, unless such tax or assessment is imposed in lieu of or as a substitute, either in whole or in part, for Taxes as set forth above, (b) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term.

Section 5.2– Personal Property Taxes.

Tenant shall pay all taxes which may be lawfully charged, assessed, or imposed upon all of Tenant’s fixtures and equipment of every type and also upon all of Tenant’s personal property in the Premises, and Tenant shall pay all license fees and other charges which may lawfully be imposed upon the business of Tenant conducted upon the Premises.

Section 5.3– Tenant’s Proportionate Share of Taxes.
(a)From and after the Rent Commencement Date, Tenant shall, on account of each tax year that occurs during the remainder of the Term of this Lease, pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of the Taxes for the Project such tax year.
(b)If in the future the Property or the Building is separately assessed, Tenant’s Proportionate Share of Taxes shall be recalculated for the Building and/or the Property to take into account such separate assessment, as well as Tenant’s Proportionate Share of Taxes for the Project, as equitably determined by Landlord.  Tenant’s Proportionate Share of Taxes shall also be equitably adjusted for and with respect to the first and last partial tax years (if any) of the term of this Lease.  Where the applicable tax bills and computations are not available prior to the end of the term hereof, then a tentative computation shall be made on the basis of the previous year’s Taxes payable by Tenant, with a final adjustment to be made between Landlord and Tenant promptly after all bills and computations are available for such period.  Landlord shall provide to Tenant copies of all Tax bills upon request.
(c)Tenant’s Proportionate Share of Taxes shall be due and payable within thirty (30) days after receipt by Tenant of Landlord’s invoice.  However, Tenant shall make monthly tax deposits with Landlord in an amount equal to one-twelfth (1/12th) of the annual Tenant’s Proportionate Share of Taxes as reasonably estimated by Landlord (taking into account relevant factors including the prior year’s Taxes), with a final adjustment to be made between the parties as soon as Tenant’s Proportionate Share has been determined.  Accordingly, if the amounts paid by Tenant to Landlord on account of Tenant’s Proportionate Share of Taxes exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to Tenant’s Proportionate Share of Taxes, Landlord shall refund to Tenant the amount of such excess within thirty (30) days after notice of such determination. Similarly, if the amounts paid by Tenant to Landlord on account of Tenant’s Proportionate Share of Taxes were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as Additional Rent, the amount of such deficiency within thirty (30) days after notice of such determination.
(d)In every case, Taxes shall be adjusted to take into account any abatement or refund thereof paid to Landlord by the appropriate authorities, less all of Landlord’s reasonable out of pocket costs of securing such abatement or refund (Landlord having the sole right to contest Taxes, but Landlord agrees to contest Taxes upon the reasonable request of Tenant).

Landlord shall use reasonable efforts to provide Tenant copies of each annual tax assessment or re-assessment notice promptly upon receipt. If Landlord shall elect to negotiate or contest such Taxes, Landlord shall be entitled to bill Tenant for Tenant’s Proportionate Share of the reasonable out of pocket costs and expenses thus incurred by Landlord as and when the same are incurred, and the same shall constitute part of such Taxes.  To the extent that Landlord has so billed and received from Tenant payment of such costs and expenses, the same shall not be deducted as aforesaid from the abatement or refund, if any, ultimately received with respect thereto.
Article VI

Intentionally Omitted
Article VII

Condition of the Premises
Section 7.1– Tenant Improvements.
(a)Landlord, at Landlord’s sole cost, shall (a) perform the work necessary to separate those utilities that will be separately metered to Tenant, (b) construct the Exclusive Loading Area as shown on Exhibit A-2 attached hereto, and (c) perform the Roof Work (as defined in Section 7.1(e)) (collectively, the “Landlord’s Delivery Work”).  Landlord shall use commercially reasonable efforts to substantially complete the Landlord’s Delivery Work on or before the Commencement Date, subject to any Tenant Delays and any force majeure events.  Landlord’s Delivery Work shall be completed in a good and workmanlike manner, with Building standard materials, quantities and finishes, and in compliance with all applicable Legal Requirements. Landlord shall use commercially reasonable efforts to deliver possession of the Premises with Landlord’s Delivery Work substantially complete on or before April 1, 2022 (the “Anticipated Delivery Date”).  If the Commencement Date does not occur within sixty (60) days following the Anticipated Delivery Date, as extended for any Tenant Delays and force majeure events  (as may be so extended, the “Outside Delivery Date”), then Tenant shall be entitled to a Rent credit equal to one day of free Rent for each day that the Commencement Date is delayed beyond the Outside Delivery Date. As used in this Lease, “Tenant Delay” shall mean any delay in the performance of the work required by Landlord pursuant to this Section 7.1 arising out of or resulting from the following: (i) any delay and/or default on the part of Tenant or its agents, engineers, architects, or contractors, (ii) any material interference with the performance of the Landlord’s Delivery Work caused by Tenant or any of its agents, engineers, architects, or contractors, or (iii) any other action or inaction by Tenant or any of Tenant’s agents, engineers, architects, or contractors.  In order to make a valid Tenant Delay claim, Landlord must give Tenant written notice of the same within ten (10) days after the occurrence of such Tenant Delay.  Except for the Landlord’s Delivery Work, Landlord shall deliver the Premises to Tenant on the Effective Date in the “Delivery Condition”, which shall mean in its “AS IS,” “WHERE IS” condition, vacant and free of other tenants and occupants. As used in this Lease, “Landlord Delay” shall mean any delay in the performance of the work required by Tenant pursuant to this Section 7.1 arising out of or resulting from the following: (i) any delay and/or default on the part of Landlord or its agents, engineers, architects, or contractors, (ii) any interference with the performance of the Tenant Improvements caused by Landlord or any of its agents, engineers, architects, or contractors, including completion of the common hallway area in coordination with the completion of the Tenant Improvements, or (iii) any other action or inaction by Landlord or any of Landlord’s agents, engineers, architects, or contractors.  In order to make a valid Landlord Delay claim, Tenant must give Landlord written notice of the same within ten (10) days after the occurrence of such Landlord Delay.  If the total number of days of Landlord Delay exceeds the total number of days of Tenant Delay, the number of such excess days shall be referred to herein as the “Net Landlord Delay Days”.  If the total number of days of Tenant Delay exceeds the total number of days of Landlord Delay, the number of such excess days shall be referred to herein as the “Net Tenant Delay Days”.  Notwithstanding anything to the contrary, in the event of any Net Landlord Delay Days, the Rent Commencement Date shall be extended by the number of Net Landlord Delay Days, but in the event of any Net Tenant Delay Days, the Rent Commencement Date shall be accelerated by the number of Net Tenant Delay Days.
(b) As of the date hereof, Tenant has submitted to Landlord a test-fit plan showing the Tenant Improvements which is attached hereto as Exhibit C (the “Test-Fit Plan”) which Test Fit Plan has been conceptually approved by Landlord.  On or before sixty (60) days following the Effective Date, Tenant shall submit to Landlord construction plans and specifications for the improvements to be installed in the Premises by Tenant (the “Tenant Improvements”).  All such plans and specifications shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed so long as the proposed work does not materially adversely affect the exterior, structural elements or systems of the Building.  Landlord will use reasonable efforts to deliver notice of its approval or a statement of its objections (which shall specify in reasonable detail the nature and grounds for such objections) to Tenant’s construction plans and specifications (or any revisions or changes thereof) within ten (10) days after Landlord’s receipt thereof.  In the event that Landlord fails to respond within such ten (10) day period, Tenant may deliver a second written notice, which second written notice shall include the following language in all caps, “ATTENTION:  FAILURE BY LANDLORD TO RESPOND WITHIN FIVE (5) DAYS OF RECEIPT OF THIS NOTICE SHALL CONSTITUTE DEEMED APPROVAL BY LANDLORD OF THE SUBJECT OF THIS NOTICE” (any such second written notice with such required language, a “Deemed Approval Reminder”), and if Landlord fails to respond within five (5) days of Landlord’s receipt of such Deemed Approval Reminder, then Landlord’s approval of such construction plans and specifications shall be deemed granted.  The construction plans and specifications approved by Landlord are referred to in this Lease as the “Tenant Improvement Plans”.  After obtaining Landlord’s approval, the Tenant Improvement Plans shall not be materially changed without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as the proposed change does not materially adversely affect the exterior, structural elements or systems of the Building.  Together with any comments to the Test Fit Plan and/or the Tenant Improvement Plans, Landlord shall notify Tenant which, if any, portions of such plans Landlord has identified as “Specialty Improvements” (as defined in Section 12.1(c)), which Tenant will either (i) remove at the end of the Term, or (ii) pay for the cost of removal if the same are in fact removed by Landlord.  After approval of the Tenant Improvement Plans by Landlord and Tenant as herein provided, Tenant shall prepare a reasonably detailed estimate of the total costs of constructing the Tenant Improvements for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The total costs of constructing the Tenant Improvements as reflected on such estimate reasonably approved by Landlord (the “Approved Estimate”) shall be referred to herein as, the “Total Estimated Construction Costs”.

(c)Following Landlord’s approval of the Tenant Improvement Plans, Tenant shall enter into a contract for Tenant Improvements (“Construction Contract”) with a general contractor (the “General Contractor”) approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord hereby pre-approves Commodore Builders as the General Contractor.  Tenant or the General Contractor shall obtain all approvals and permits required by applicable Legal Requirements to perform the Tenant Improvements. Tenant shall cause the Tenant Improvements to be completed in a good and workmanlike manner, in conformance with the Tenant Improvement Plans and in compliance with all laws and the provisions of this Lease (including, without limitation, the terms and conditions of Article XII).  Tenant shall cause General Contractor, and shall cause the General Contractor to require all of its subcontractors, to carry insurance in accordance with Section 14.4 hereof and to deliver to Landlord certificates of all such insurance prior to commencement of the Tenant Improvements.
(d)Tenant shall pay for the entire cost of designing and performing the Tenant Improvements, except as provided elsewhere in this Lease.  Landlord shall pay to Tenant Landlord’s Contribution, which Landlord’s Contribution shall be applied toward the hard and soft construction costs incurred by Tenant with respect to the Tenant Improvements (the “Construction Costs”).

Except as set forth herein, Landlord shall pay to Tenant Landlord's Contribution, which Landlord's Contribution shall be applied toward the Construction Costs and be disbursed as and to the extent provided below in this Section 7.1(d) below, provided that as of the date on which Landlord is required to make payment thereof pursuant to this Section 7.1(d): (i) this Lease is in full force and effect, and (ii) no Event of Default (i.e., after applicable notice and cure periods, as defined below) then exists. Tenant shall pay all costs of the Tenant Improvements in excess of Landlord's Contribution.

The Landlord’s Contribution shall be disbursed to Tenant toward the payment of the Construction Costs, if, as, and when such Construction Costs are actually incurred and required to be paid by Tenant, pursuant to the following procedure:

(i)The Landlord’s Contribution shall be disbursed by Landlord either to Tenant or directly to Tenant’s Contractor or subcontractors as may be designated by Tenant, based upon requests for payment by Tenant with the required appropriate invoices and forms, submitted by Tenant not more often than once per month; provided, however, that in no event shall Landlord’s aggregate disbursement to Tenant for the total Construction Costs exceed the lesser of (i) the actual total Construction Costs and (ii) the amount of the Landlord’s Contribution (the lesser of (i) and (ii) shall be referred to herein as “Landlord’s Maximum Construction Cost Obligation”).  Each request for payment by Tenant shall be accompanied by a written certification satisfactory to Landlord  that all work up to the date of the request for payment has been completed in accordance with the Tenant Improvement Plans (as certified by Tenant’s architect), along with releases of liens from the contractor and (to the extent applicable) subcontractors for all work done and materials furnished up to the date of Tenant’s request for payment (and Tenant’s final request for payment shall also be accompanied by the applicable items required below under clause (ii) below), along with any other supporting documentation reasonably required by Landlord in connection therewith.  Upon receipt of each applicable complete payment request by Tenant, Landlord shall pay to Tenant (or if requested by Tenant, directly to Tenant’s contractors), within thirty (30) days after submission of such complete payment request to Landlord, an amount equal to Landlord’s Share (as hereinafter defined) of the total amount of such request for payment, provided that up to five percent (5%) of each payment shall be retained by Landlord pending final completion of the Tenant Improvements, such retainage to include the amount of any retainage held from Tenant’s contractors, so as to provide for a single retainage amount for Landlord and the contractors.  As used herein, “Landlord’s Share” shall mean (y) for all hard Construction Costs shown on the Approved Estimate, one hundred percent (100%), and (z) for all soft Construction Costs and any other costs incurred by Tenant for the Tenant Improvements, the percentage that the amount of the Landlord’s Contribution bears to the Total Estimated Construction Costs (provided that in no event shall such percentage exceed one hundred percent (100%)).  Upon final completion of the Tenant Improvements and receipt by Landlord of the items required under clause (ii) below, Landlord shall pay to Tenant within thirty (30) days of Tenant’s written request the remaining unadvanced portion of Landlord’s Maximum Construction Cost Obligation, which unadvanced portion shall include the previously held back retainage.

(ii)The final disbursement of Landlord’s Maximum Construction Cost Obligation by Landlord shall be subject to Tenant’s delivery of the following items: (i) the final or temporary certificate of occupancy for the Premises, (ii) copies of all applicable building permits and inspection approvals reflecting final sign-off by the local governmental authority with respect to the Tenant Improvements and copies of all other permits and approvals required for Tenant’s operations in the Premises for the Permitted Use, (iii) a copy of the as-built plans for the Tenant Improvements, (iv) unconditional lien waivers from all contractors, subcontractors and suppliers for the Tenant Improvements, and (v) receipt and approval by Landlord of a certificate by Tenant’s architect certifying that the Tenant Improvements have been substantially completed in accordance with the Tenant Improvement Plans.

If Landlord fails to pay any properly requisitioned portion of the Landlord’s Contribution or the Test Fit Plan Allowance (as defined below) within thirty (30) days after receipt of a complete payment request in accordance with this Section 7.1(d), Tenant may deliver written notice of such failure to Landlord, and if such failure continues for an additional fifteen (15) days after Landlord’s receipt of Tenant’s written notice of such failure, then in addition to any other remedies available to Tenant, Tenant shall be entitled to offset the same and to deduct the unpaid and overdue portion of the Landlord’s Contribution, together with interest from the date the same was due at the Default Rate, from the next installment(s) of Annual Fixed Rent and Additional Rent otherwise becoming due hereunder until the same shall have been fully repaid..

In addition to Landlord’s Contribution, Landlord shall also contribute an allowance in the amount of $0.15 per rentable square foot in the Premises toward the actual cost of the Test-Fit Plan (the “Test Fit Plan Allowance”, and collectively with the Landlord’s Contribution, the “Allowances”), which Test Fit Plan Allowance shall be paid within thirty (30) days after Landlord’s receipt of an invoice for the Test-Fit Plan.

The Allowances must be (i) used for work performed within twenty four (24) months following the Rent Commencement Date and (ii) properly requisitioned in accordance with the foregoing provisions of this Section 7.1(d) within twenty-seven (27) months following the Rent Commencement Date (as such periods may be extended for any Net Landlord Delay Days or any days of delay in completing the Tenant Improvements due to force majeure events) or shall be forfeited with no further obligation by Landlord with respect thereto.

Landlord shall have no obligation to disburse any portion of the Allowances at any time when there exists an Event of Default under the Lease (or for so long as an event or condition has occurred which with notice and the passage of time would constitute such an Event of Default), until such time as the Event of Default (or the event or condition) has been cured by Tenant.

(e)Landlord shall replace, at Landlord’s sole cost and expense and not as part of Operating Costs, the roof of the Building with a new Thermoplastic Polyolefin (TPO) roof having a 20-year warranty (the “Roof Work”).  Landlord agrees to reasonably cooperate with Tenant on the design and scheduling of the Roof Work in order to coordinate the same with Tenant’s proposed installation of Tenant’s Roof Equipment (as defined in Section 20.30), provided that Landlord shall not be required to delay performance of the Roof Work beyond the Anticipated Delivery Date.
(f)Tenant’s obligation to remove the initial Tenant Improvements or any equipment installed with Landlord’s approval on the roof and any restoration of the Premises upon the expiration or earlier the termination of this Lease shall be governed by the provisions of Section 12.5 herein.
Article VIII

Assignment and Subletting
Section 8.1– Prohibition.
(a)Except at otherwise provided herein, Tenant shall not, directly or indirectly, assign, mortgage, pledge or otherwise transfer, voluntarily or involuntarily, this Lease or any interest herein or sublet (which term without limitation, shall include granting of concessions, licenses, and the like) or allow any other person or entity to occupy the whole or any part of the Premises, without, in each instance, having obtained Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed. and  having complied with all of the terms and conditions of this Article VIII.  Any assignment, mortgage, pledge, transfer of this Lease or subletting of the whole or any part of the Premises by Tenant without compliance with this Article VIII shall be invalid, void and of no force or effect.  Except for so long as Tenant’s stock is publicly traded on a nationally recognized stock exchange and except as expressly permitted pursuant to Section 8.7 hereof, this prohibition includes any direct or indirect change in “control” of Tenant as a result of any assignment, subletting, or other transfer which would occur by operation of law, merger, consolidation, reorganization, acquisition, transfer, or other change of Tenant’s corporate, ownership, and/or proprietary structure, including, without limitation, a change in the partners of any partnership, a change in the members and/or managers of any limited liability company, and/or the sale, pledge, or other transfer of any of the issued or outstanding capital stock of any corporate Tenant.  For purposes hereof, “control” shall be deemed to be ability to control the majority voting interest of the controlled corporation or other business entity.
(b)In the case of any assignment or subletting, Tenant originally named herein shall remain fully liable for all obligations of Tenant hereunder, including, without limitation, the obligation to pay the Rent and other amounts provided under this Lease and such liability shall not be affected in any way by any future amendment, modification, or extension of this Lease or any further assignment, other transfer, or subleasing and Tenant hereby irrevocably consents to any and all such transactions.  It shall be a condition of the validity of any permitted assignment or subletting that the assignee or sublessee agree directly with Landlord, in form reasonably satisfactory to Landlord, to be bound by all obligations of Tenant hereunder, including, without limitation, the obligation to pay all Rent and other amounts provided for under this Lease and the covenant against further assignment or other transfer or subletting subject to, and in accordance with, the terms and conditions of this Article VIII.
Section 8.2– Further Assignment and Subletting

Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting subject to, and in accordance with, the terms and conditions of this Article VIII.  In no event shall any permitted subtenant or assignee assign or encumber its sublease or further sublet any portion of the Premises, or otherwise suffer or permit any portion of the Premises to be used or occupied by others except subject to, and in accordance with, the terms and conditions of this Article VIII.

Section 8.3– Notice of Assignment or Sublease; Termination Rights.

If Tenant desires to assign this Lease or sublet all or any portion of the Premises, then Tenant shall give notice thereof (the “Assignment/Sublease Notice”) to Landlord, which Assignment/Sublease Notice shall be accompanied by (i) the date Tenant desires the assignment or sublease to be effective, (ii) the material business terms on which Tenant would assign or sublet such premises, (iii) if a proposed assignee or subtenant shall have been identified at the time, a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant, the nature of its business, and its proposed use of the Premises, and current financial information with respect to the proposed assignee, including, without limitation, its most recent financial statements, and (iv) such other information Landlord may reasonably request.  Solely with respect to: (a) any proposed subleases of more than fifty percent (50%) of the Premises which is for all or substantially all of the remaining Term of the Lease, and (b) any proposed assignment of Tenant’s interest the Lease, such notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) shall be granted the right (“Landlord’s Recapture Right”), at Landlord’s option: (x) with respect to a proposed assignment, to terminate this Lease, upon the terms and conditions hereinafter set forth; and (y) with respect to a sublease, to terminate this Lease with respect to the portion of the Premises proposed to be sublet, upon the terms and conditions hereinafter set forth.  If Landlord exercises its Landlord’s Recapture Right (in whole or in part) pursuant to the foregoing provisions, then: (a) this Lease (or that part of the Lease relating to the part of Premises proposed to be sublet, as applicable) shall end and expire on the date that such assignment or sublease was to commence (as if such date were the Expiration Date), (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an agreement confirming such termination, and (d) Landlord shall be free to lease the recaptured Premises or applicable part thereof, to any person or persons, (including, without limitation, to Tenant’s prospective assignee or subtenant, unless within ten (10) business days of Landlord’s election to recapture Tenant shall withdraw the applicable Assignment/Sublease Notice.

Section 8.4– Consent to Assignment or Sublease.

Landlord shall either exercise Landlord’s Recapture Right as aforesaid, if applicable, or grant or deny its consent to the proposed assignment or sublease by notice from Landlord to Tenant within fifteen (15) days after Landlord’s receipt of Tenant’s notice and the items listed in Section 8.3.  If Landlord does not exercise Landlord’s Recapture Right as aforesaid, if applicable, and provided that no Event of Default of Tenant has occurred hereunder, then Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed.  Tenant shall, upon demand, reimburse Landlord for all reasonable third party out-of-pocket expenses incurred by Landlord in connection with such assignment or sublease, including, without limitation, all reasonable out of pocket legal fees and expenses incurred by Landlord in connection with the granting of any requested consent, not to exceed $2,500 per consent (the “Landlord Consent Costs”).

In no event shall Landlord be considered to have withheld its consent unreasonably to any proposed assignment or subletting if (it being understood that this is not an all-inclusive list):

(i)the proposed assignee or subtenant is not a reputable person or entity, or has insufficient financial wherewithal to be able to perform its obligations under the applicable sublease or assignment, and/or Landlord has not been furnished with reasonable proof thereof;
(ii)the proposed assignee or sublessee will use the Premises for a use which does not comply with the conditions and restrictions set forth in this Lease;
(iii)the proposed assignee or subtenant is then an occupant of the Project or is a person or entity (or affiliate of a person or entity) with whom Landlord or Landlord’s agent is then, or has been within the prior five (5) months, negotiating in connection with the rental of space in the Project; provided, that Landlord then has comparably sized space available in the Project;

(iv)the form of the proposed sublease or instrument of assignment is not reasonably satisfactory to Landlord;
(v)the proposed subtenant or assignee shall be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or subtenant agrees to waive such diplomatic or sovereign immunity, and/or shall not be subject to the service of process in, and the jurisdiction of the courts of, the Commonwealth of Massachusetts; or
Section 8.5– Subordination.

Each sublease shall be subject and subordinate to this Lease and to the matters that this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this Lease.

Section 8.6– Profits.

If Tenant shall enter into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within one hundred twenty (120) days after Landlord’s consent to such assignment or sublease (or thirty (30) days after Tenant’s incurring of same if later), deliver to Landlord a complete list of Tenant’s Transaction Costs (as hereinafter defined) paid or to be paid in connection with such transaction, together with a list of all of Tenant’s personal property to be transferred to such assignee or sublessee.  Tenant shall deliver to Landlord evidence of the payment of such fees promptly after the same are paid.  In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a)in the case of an assignment of this Lease, on the effective date of the assignment, an amount equal to fifty percent (50%) of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s personal property, less, in the case of a sale thereof, the then fair market value of such personal property, as reasonably determined by Landlord) after first deducting-customary transaction costs actually incurred by Tenant (collectively “Transaction Costs”), including, without limitation, Tenant’s reasonable out-of-pocket third-party brokerage fees, legal fees and expenses, advertising costs, marketing downtime, free rent amounts, architectural fees, subtenant improvement costs, and Landlord Consent Costs in connection with such assignment; or
(b)in the case of a sublease, fifty percent (50%) of any consideration payable under the sublease to Tenant by the subtenant that exceeds on a per square foot basis the Annual Fixed Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s personal property, less, in the case of the sale of such personal property, the then fair market value thereof, as reasonably determined by Landlord) after first deducting Tenant’s Transaction Costs in connection with such sublease.  The sums payable under this clause shall be paid by Tenant to Landlord after recovery by Tenant of the foregoing costs, within thirty (30) days after rent is paid by the subtenant to Tenant.

Section 8.7– Permitted Transfers.
(a)The prohibition contained in Section 8.1 hereof shall not apply to the transfer of shares of stock of Tenant if and so long as either: (x) the voting stock of the then Tenant is publicly traded on a nationally recognized stock exchange, or (y) the Tenant or the remaining obligors under the Lease after such transfer meets the Net Worth Test, as described below.  For purposes of this Section 8.7, the term “Net Worth Test” means that the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles at least equal to the tangible net worth of Tenant as of the Effective Date, and the term “transfers” shall be deemed to include the issuance of new stock which results in a majority of the stock, or the stock comprising voting control, of Tenant being held, directly or indirectly, by a person or entity that does not hold such stock of Tenant on the date hereof.
(b)The provisions of Sections 8.1 and 8.6 shall not apply to the following:
(i)transactions with a business entity into or with which Tenant or any material business unit or division is merged, consolidated or reorganized or to which substantially all of Tenant’s stock or assets are transferred or to which all or substantially all of Tenant’s business operations of such business division are transferred (each, a “Permitted Transferee”) so long as (x) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (y) the successor to Tenant meets the Net Worth Test, and (z) proof of such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction (unless prior notification is prohibited by legal or confidentiality restrictions, in which case Tenant shall provide such proof as soon as legally permissible); and
(ii)any sublet of all or part of the Premises or an assignment of this Lease for the Permitted Use to any corporation or other business entity which controls, is controlled by, or is under common control with the original Tenant named herein (a “Related Corporation”), for so long as such entity remains a Related Corporation.  Such sublease shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or Premises nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder.  For the purposes hereof, “control” shall be deemed to mean ownership of not less than fifty percent (50%) of all of the voting stock of such corporation or not less than fifty percent (50%) of all of the legal and equitable interest in any other business entity if Tenant is not a corporation.
(c)Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without the consent of Landlord, to designate portions of the Premises, not to exceed twenty-five percent (25%) of the Premises in the aggregate and which portion(s) shall not be separately demised, for temporary use by parties who have an ongoing business relationship with Tenant or provide services in support of Tenant’s operations for the Permitted Use, including without limitation, Tenant’s clients, customers, affiliates and consultants (each, a “Shared User”) without being subject to Sections 8.1 and 8.6; provided, that (i) in no event shall the use of any portion of the Premises by any such Shared User create or be deemed to create any right, title or interest of such Shared User in any portion of the Premises or this Lease, (ii) such use or occupancy shall terminate automatically upon the termination of this Lease, (iii) no demising walls shall be erected (or shall otherwise be required by applicable Legal

Requirements) in the Premises separating the space used by Shared Users from the remainder of the Premises, nor shall any separate entrances be constructed for any Shared Users, (iv) no Shared User shall have any right to exterior Building signage or any separate identification in the lobby or any entrance to the Premises, (v) Tenant’s commercial general liability insurance pursuant to Section 14.3 shall cover each Shared User and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, actions, suits, liabilities, losses, damages, costs, charges, attorneys’ fees, and other expenses of every nature and character which Landlord shall or may sustain or incur by reason of any claim or demand that may be made as a result of, or in any way related to, any Shared User’s use or occupancy of the Premises.  Upon the written request of Landlord from time to time, Tenant shall notify Landlord in writing of all Shared Users (if any) occupying the Premises.
Section 8.8– No Waiver.

The acceptance by Landlord of the payment of Annual Fixed Rent, Additional Rent or other charges from an assignee or sublease shall not be considered to be a consent by Landlord to any such assignment, sublease, or other transfer, nor shall the same constitute a waiver of any right or remedy of Landlord.  The listing of any name other than that of Tenant on the doors of Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others.  Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

Section 8.9– Tenant’s Failure to Complete.

If Landlord does not exercise Landlord’s Recapture Right and Tenant fails, within nine (9) months after the delivery of Tenant’s notice, to execute and deliver to Landlord such assignment or sublease then Tenant shall again comply with all of the provisions of this Article VIII before assigning this Lease or subletting all or part of the Premises; provided that the foregoing 9-month period shall be extended to 18 months in the case of an Assignment/Sublease Notice which shall have been given to Landlord prior to Tenant having identified a prospective subtenant or assignee.  In addition, if Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within nine (9) months after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of this Article VIII before assigning this Lease or subletting all or part of the Premises.

Article IX

Tenant’s Contribution
Section 9.1– Tenant’s Proportionate Share of Operating Costs.
(a)All costs and expenses (the “Operating Costs”) of every kind and nature paid or incurred by Landlord in cleaning, operating, managing, equipping, decorating, lighting, repairing, and maintaining the Property and/or the Project including, without limitation, utilities, equipment and facilities relating thereto and/or required to be provided, maintained or improved

(or whose provision, maintenance or improvement is required to be contributed to) by Landlord (including, without limitation, off-site utilities and facilities and improvements such as retention areas, drainage facilities, and all taxes, assessments, costs and other expenses related thereto), and all other common areas of the Property and/or the Project (including, but without limitation, all landscaping and gardening, the parking areas, costs of snow plowing or removal, and Tenant shall share therein in the manner hereinafter provided.  Operating Costs shall also include (but shall not be limited to) water and sewer and other utility system charges and assessments; costs of all roof, sky lights, and other maintenance and repairs performed by Landlord; costs of the installation, operation, maintenance, testing and repair of any utility and energy management system including, without limitation, any central HVAC system, central sprinkler system and smoke detection systems; costs of providing, operating and maintaining cellular services, wi-fi or data networks and the like for the Property; costs of Project amenities (including, without limitation, any café, fitness center, collaboration space, the Shuttle Service or other amenities provided by Landlord or its affiliates for the Project from time to time), costs of applying and reporting for the Property or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; costs of the operation, maintenance and repair of any escalators and elevators; compensation, wages, fringe benefits and payroll taxes paid to, for or with respect to all persons up through the grade of Property manager for their actual services in the operating, maintaining, managing, or cleaning of the Property; costs of liability, property damage, fire, workers’ compensation, and other insurance (including, without limitation, all insurance, hazard, rent and otherwise, from time to time carried by Landlord on any or all structures); wages and expenses relating thereto, unemployment taxes, social security taxes, and personal property taxes and assessments; fees for required licenses and permits; supplies, costs of uniforms and the cleaning thereof; payments by Landlord relating to traffic safety, fire safety, and other governmental services and programs; property management fees (not to exceed three percent (3%) of annual gross revenues; provided that, in calculating such management fees only, annual gross revenues shall not include such management fees); the fair market rental value of Landlord’s management office (provided, if the management office services one or more other buildings, the shared costs and expenses of such management office shall be equitably prorated and apportioned between the Building and the other buildings); costs of accounting and bookkeeping services and payments under service contracts with independent contractors for operating, repairing, maintaining or cleaning; the costs of all capital repairs and replacements  made by Landlord during the Lease Term, including to all base building mechanical, electrical and plumbing systems and equipment, which costs of such capital repairs and replacements shall be amortized over the number of years of useful life of the capital item in question in accordance with generally accepted accounting principles and practices in effect at the time thereof (“GAAP”) and with an interest rate of seven percent (7%); and the costs of capital improvements that are reasonably intended to reduce Operating Costs (provided that the annual amortized costs of such capital improvements included in Operating Costs shall not exceed the reasonable annual expected savings from such expenditure) or are required to comply with applicable Legal Requirements first effective after the Effective Date, which costs of such capital improvements shall be amortized over the number of years of useful life of the capital item in question in accordance with GAAP and with an interest rate of five percent (5%).
(b)The following shall be excluded from Operating Costs:

(i)leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Project;
(ii)legal fees or other expenses incurred in connection with enforcing leases with tenants in the Project or in connection with any other disputes or claims relating to the Project;
(iii)costs of renovating or otherwise improving or decorating space solely for the benefit of any tenant or other occupant of the Project, including Tenant, or relocating any tenant;
(iv)financing costs on any mortgage or other instrument encumbering the Project including interest, charges, fees and principal amortization of debts and the costs of providing the same and rental on ground leases or other underlying leases and the costs of providing the same;
(v)any liabilities, costs or expenses associated with or incurred in connection with the remediation, removal, enclosure, encapsulation, monitoring or other handling of hazardous materials or the continuation or operation of any existing remediation or maintenance of the same and the cost of defending against claims and in regard to the existence, emission or release of hazardous materials at the Project (except to the extent of those costs for which Tenant is responsible pursuant to the express terms of the lease);
(vi)costs of any items for which Landlord is paid or reimbursed by insurance or another source (other than payments from tenants and Tenant for Operating Costs);
(vii)increased insurance assessed specifically to any tenant of the Project for which Landlord is reimbursed by any other tenant or caused by the activities of another occupant of the Project;
(viii)charges for services not provided to Tenant under the lease or of a nature that are payable directly by Tenant under the lease and utilities (i.e. water and electricity), services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party reimburses Landlord or pays to third parties;
(ix)all other items to the extent that another party compensates or pays so that Landlord shall not recover any item of cost more than once;
(x)cost of correcting defects in the initial design, construction or equipment of, or latent defects in, the Premises or the Building or the Project (but not the costs of ordinary and customary repair for normal wear and tear) or to comply with any covenant, condition, restriction, underwriter’s requirement or law applicable to the Premises or the Building or the Project on the Commencement Date;
(xi)lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;

(xii)cost of the initial stock of tools and equipment for operation, repair and maintenance of the Project;
(xiii)late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;
(xiv)cost of acquiring, securing cleaning or maintaining sculptures, paintings and other works of art;
(xv)Taxes;
(xvi)charitable or political contributions;
(xvii)reserve funds;
(xviii)costs and expenses incurred in connection with any act, omission of or in contesting or settlement of any claimed violation by Landlord, any other occupant of the Property, or their respective agents, employees or contractors, of law or requirements of law;
(xix)costs of mitigation or impact fees or subsidies (however characterized), imposed by a governmental authority, or any other amount due as a result of Landlord’s violation or failure to comply with any governmental regulation and rules or any court order, decree or judgment;
(xx)costs occasioned by casualties or condemnation;
(xxi)costs incurred to benefit or as a result of a specific tenant or items and services selectively supplied to any specific tenant;
(xxii)depreciation and amortization of the Project as a whole (as opposed to the amortization permitted above); and
(xxiii)any new capital improvements (as distinguished from capital repairs and replacements) except as to capital improvements to reduce Operating Costs or as required by law, as and to the extent expressly included above.
(c)From and after the Rent Commencement Date, Tenant shall, for the remainder of the Term of this Lease, pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of the Operating Costs incurred by Landlord with respect to the Property.  It is understood that the Property is part of the Project and is operated along with all or some of the other portions of the Project, and that the Operating Costs for the Property include shared costs and expenses which are allocated among the Building and other portions of the Project based upon the proportionate usage or benefit derived from the shared facilities, as reasonable determined by Landlord.
(d)Tenant’s Proportionate Share of the Operating Costs shall be paid in monthly installments, in the amount reasonably estimated from time to time by Landlord, on the first day of each and every calendar month, in advance.

(e)In determining the amount of Operating Costs for any calendar year, if less than 95% of the rentable areas of the Property or the Project, as applicable, are occupied by tenants at any time during any such year, Operating Costs that vary based on occupancy such as cleaning costs shall be determined for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout such year.
Section 9.2 – Intentionally Omitted.
Section 9.3– Tenant’s Audit Right.
(a)Upon request from Tenant, Landlord shall provide Tenant with an update of Landlord’s good faith estimates of Operating Costs, and of any amounts reasonably anticipated to be necessary to reconcile Tenant’s estimated payments with actual Operating Costs.  Landlord will deliver the annual Operating Cost statement (the “Year End Statement”) to Tenant within one hundred twenty (120) days after the expiration of the respective Lease Year (with reasonable detail and backup).  Landlord’s failure to render any Year End Statement on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render a Year End Statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of a Year End Statement prejudice Landlord’s right to thereafter render a corrected Year End Statement for that calendar year.
(b)Subject to the provisions of this Section 9.3, Tenant shall have the right, at Tenant’s sole cost and expense, to examine the correctness of the Year End Statement, provided by Landlord under the applicable provisions of this Lease, or any item contained therein:
(i)Any request for examination in respect of any calendar year may be made by notice from Tenant to Landlord no more than six (6) months after the date (the “Operating Cost Statement Date”) that Landlord provides a Year End Statement to Tenant in respect of such calendar year.  Any examination under the preceding sentence must be completed and the results communicated to Landlord no more than one hundred eighty (180) days after Tenant has made such request, as provided herein.
(ii)Tenant hereby acknowledges and agrees that Tenant’s sole right to contest any Year End Statement shall be as expressly set forth in this Section 9.3.  Tenant hereby waives any and all other rights provided pursuant to applicable laws to inspect Landlord’s books and records and/or to contest the Year End Statement.  If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section, with respect to any calendar year, then the Year End Statement delivered by Landlord to Tenant shall be conclusive and binding on Tenant.
(iii)All of Landlord’s books and records pertaining to Tenant’s Proportionate Share of the Operating Costs for the specific matters questioned by Tenant for the calendar year included in Landlord’s Year End Statement shall be made available to Tenant within thirty (30) days after Landlord timely receives the notice from Tenant to make such examination pursuant to this Section, either electronically or during normal business hours, at the offices where Landlord keeps such books and records.

(iv) Tenant shall not have the right to make such examination unless (I) no Event of Default then exists and (II) Tenant has paid the amount shown on the Year End Statement. Tenant shall have no right to make such examination more than once in respect of any calendar year in which Landlord has given Tenant a Year End Statement.
(v)Such examination may be made only by the following (each, an “Authorized Auditor”): (x) a qualified employee of Tenant, (y) an independent nationally or regionally recognized certified public accounting firm or brokerage firm licensed to do business in the State, or (z) another audit firm licensed to do business in the State, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  No examination shall be conducted by an Authorized Auditor who is to be compensated, in whole or in part, on a contingent fee basis.  All costs and expenses of any such examination shall be paid by Tenant except as otherwise provided below.
(vi)As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination.
(vii)No subtenant shall have any right to conduct any such examination.
(viii)If as a result of such examination Landlord and Tenant agree (or it is finally determined) that the amounts paid by Tenant to Landlord on account of Tenant’s Proportionate Share of Operating Costs exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to Tenant’s Proportionate Share of Operating Costs, Landlord shall at Tenant’s election either refund to Tenant the amount of such excess or apply the amount of such credit, as the case may be, within thirty (30) days after the date of such agreement (unless the term has ended, in which case Landlord shall promptly refund to Tenant the amount of such excess). Similarly, if Landlord and Tenant agree (or it is finally determined) that the amounts paid by Tenant to Landlord on account of Tenant’s Proportionate Share of Operating Costs were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as Additional Rent, the amount of such deficiency within thirty (30) days after the date of such agreement.   Should such an examination indicate that, the applicable Year End Statement has been overstated by Landlord by an amount in excess of four percent (4%) of the actual costs, then Landlord shall pay to Tenant the reasonable cost of such audit in an amount not to exceed $10,000.00.
Article X

Landlord Services
Section 10.1–Utilities.

Landlord represents that, on or prior to the Commencement Date, the Premises will be separately metered or submetered for electricity, heating, ventilation and air conditioning, and water and natural gas and that the meters or submeters serving the Premises will not serve any other buildings or facilities at the Property. Tenant, at its expense, shall pay all costs of the charges for all utilities and services used in or at the Premises, including, without limitation, water, sewer, gas, telephone, internet, heating, ventilation and air conditioning, cable and electric utility services, and all related systems and meters (collectively, “Utilities”). Tenant agrees to indemnify and hold the Landlord and the Landlord Parties (as hereinafter defined) harmless from and against any and all third-party claims against Landlord arising from all costs and charges for Utilities consumed on or by the Premises.  Tenant shall pay all charges and other amounts for separately metered Utilities directly to the applicable utility providers.  Tenant’s failure to timely pay Utilities shall (subject to applicable notice and grace periods) be a default by Tenant hereunder.  All utilities and services (including Utilities) supplied to the Premises and not paid by Tenant directly to the utility provider shall be deemed Operating Costs.  If Tenant’s requirements for Utilities are, in Landlord’s judgment, in excess of normal requirements for the Premises, Landlord reserves the right to require the Tenant to procure such excess requirements at the Tenant’s expense by arrangement with an appropriate local utility provider, which arrangements, other than the cost and expense therefor, shall be subject to the approval of Landlord.

Section 10.2– Other Services to be Furnished by Landlord to Tenant.
(a)Landlord shall provide, the cost of which shall be included in Operating Costs to the extent permitted under Article IX of this Lease, except as otherwise provided and subject to Legal Requirements, the following services: (a) heating, ventilation and air conditioning service to the common areas of the Building, (b) electrical service of 30 watts per usable square foot furnished by the electric utility company serving the Building, (c) water and sewer service to the Premises, and (d) janitorial service in and about the common areas of the Building, including the common hallway (it being acknowledged and agreed, however, that Landlord shall not be responsible for providing any janitorial service for the Premises or the Exclusive Loading Area, which shall be the responsibility of Tenant to clean as provided in Section 11.8 below). The janitorial specifications for the Building will be comparable to that of other similar quality laboratory, research and development buildings and/or projects in the Market Areas.  As used herein, the term “holidays” means New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving, Christmas and other days recognized by the United States of America as official holidays but “holidays” shall not include, for purposes of determining the janitorial service obligations, Patriot’s Day, Veterans Day, Columbus Day, President’s Day or Martin Luther King Day. Normal business hours for the Building are weekdays from 8:00 a.m. to 6:00 p.m. and on Saturdays from 9:00 a.m. to 1:00 p.m.
(b)Landlord and Tenant shall work together in good faith to develop a shuttle service between the Project and the Harvard Square MBTA station (the “Shuttle Service”).  If and for so long as Landlord provides the Shuttle Service for the shared use of Project occupants, Tenant shall have the non-exclusive right to use such Shuttle Service, subject to availability and to any reasonable rules and regulations promulgated by Landlord from time to time with respect thereto and generally applicable to the users thereof.  Landlord shall provide the Shuttle Service for the Project pursuant to a schedule reasonably designated by Landlord and based on input from Tenant and other Project occupants.  Tenant acknowledges and agrees that the costs and expenses of operating and maintaining the Shuttle Service shall be included in Operating Costs.  Tenant further acknowledges and agrees that Landlord shall have no obligation to provide or maintain the Shuttle Service, except that the same shall be fully operational on or before the

Commencement Date, and shall be operated and maintained for not less than sixty (60) full months thereafter, subject to force majeure.  Landlord shall not have the right to discontinue or to reduce the frequency of the Shuttle Service thereafter unless Landlord determines, in its reasonable business judgment, that the Shuttle Service is not being sufficiently used and it would be economically prudent to discontinue the Shuttle Service, in which event Landlord shall give Tenant at least ninety (90) days’ advance notice of any permanent discontinuance of the Shuttle Service.  In the event that Landlord discontinues the Shuttle Service, Tenant shall have the right to provide, at Tenant’s sole cost, its own shuttle service (which may be exclusive to Tenant or shared with other Project occupants), subject to the prior written approval of Landlord and any rules and regulations of Landlord therefor, including with respect to traffic circulation management, the designation of parking and loading areas and any other matters related to the operation of parking areas, and provided that Tenant shall indemnify and hold Landlord harmless from and against any and all claims, actions, suits, liabilities, losses, damages, costs, charges, attorneys’ fees, and other expenses of every nature and character which Landlord shall or may sustain or incur by reason of any claim or demand that may be made as a result of, or in any way related to, any operation of a shuttle service by Tenant.  Landlord shall not be liable for any loss, injury or damage to persons operating or using such shuttle service, it being agreed that, to the fullest extent permitted by law, the operation of any shuttle service by Tenant shall be at the sole risk of Tenant.
(c)Anything in this Lease to the contrary notwithstanding, it is expressly  understood and agreed that the designation or use from time to time of portions of the Project as common areas shall not restrict Landlord’s use of such areas for buildings, structures and/or for other purposes as Landlord shall determine, including, without limitation, the expansion or remodeling of the Project to include one or more additional buildings, Landlord hereby reserving for itself the right to build, add to, subtract from, lease, license, relocate and/or otherwise use (temporarily and/or permanently) any buildings, kiosks, other structures, parking areas, roadways or other areas or facilities anywhere upon the Project for any purposes as Landlord shall reasonably determine; subject, however, to Section 20.23 below and provided further that, subject to the below, in no event shall the number of parking spaces available for Tenant’s use at the Project be reduced below a ratio of 3 spaces per 1,000 rentable square feet in the Premises, nor shall any of Tenant’s parking spaces within the Tenant’s Exclusive Parking area be reduced in size or re-located so as to make them any less accessible to Tenant.  Landlord may at any time close temporarily the common areas of the Project or any portion thereof to make repairs or changes to prevent the acquisition of public rights therein, and may do such other acts in and to the common areas as in its judgment may be desirable to improve the convenience thereof; provided, however, Landlord shall use its commercially reasonable efforts to minimize interference with Tenant’s operations in the Premises in connection therewith.
(d)Landlord reserves the right temporarily to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(e)Failure by Landlord to any extent to furnish or cause to be furnished the utilities or services described this Lease, or any cessation or interruption thereof, resulting from causes beyond Landlord’s reasonable control shall not render Landlord liable in any respect for damages, provided, however, that Landlord shall use all reasonable efforts to restore such utilities or service by work commenced and prosecuted diligently and continuously to completion.  If any such interruption which is within Landlord’s control to correct or which is due to Landlord’s negligence or willful misconduct renders all or a portion of the Premises unusable for the Permitted Use for in excess of five (5) consecutive days after Landlord’s receipt of written notice thereof from Tenant, and Tenant ceases to use the affected portion of the Premises by reason of such untenantability, Tenant shall be entitled to an equitable abatement of Annual Fixed Rent and Additional Rent from the date such interruption commenced until the date the Premises (or applicable portion thereof) are again usable for the Permitted Use.  The foregoing provisions shall not apply in the event of untenantability caused by (y) any fire or casualty as set forth in Article XVI, eminent domain as set forth in Article XVII or any other force majeure, or (z) any act or omission of Tenant or any Tenant Parties.
Article XI

Other Tenant Covenants
Section 11.1– Use.
(a)It is understood, and Tenant so agrees, that the Premises during the Term of this Lease shall be used and occupied by Tenant only for the purposes specified as the use thereof in Section 1.1(j) of this Lease, and for no other purpose or purposes.  Further, Tenant’s operation for business in the Premises shall comply with all laws, rules and regulations applicable thereto.  Tenant shall have access to the Premises 24 hours per day, 7 days per week, subject to the terms of this Lease, such protective services or monitoring systems, if any, as Landlord may from time to time impose, including, without limitation, sign-in procedures and/or presentation of identification cards, repair situations and events beyond Landlord’s reasonable control.  During the Term, Tenant and Tenant’s employees and invitees shall have (i) exclusive access to the south entrance of the Building, (ii) the exclusive right to use the Exclusive Use Areas as provided in Section 2.1(c), and (iii) the non-exclusive right to use the common areas of the Property, subject to reasonable rules and regulations enacted by Landlord from time to time of which Tenant has received notice.  Subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, and subject to Tenant obtaining, at Tenant’s expense, all necessary governmental permits and approvals required therefor, Tenant shall have the right to install signage identifying Tenant’s Exclusive Parking area.  Tenant shall be responsible, at Tenant’s expense, for maintaining all such signage and for removing the same (and repairing any damage resulting from such removal) at the expiration or earlier termination of this Lease.
(b)Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a multi-tenant, combination research and development and office building) shall (a) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the common areas; (b) occasion impairment, interference or injury in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind, which, in the reasonable judgment of Landlord, will cause any such impairment, interference, or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (c) cause harmful air emissions, laboratory odors, vibration or noises or any unusual or other objectionable odors, vibrations, noises (including, without limitation, the use of grinders), water, particulates or other undesirable effects or emissions to emanate from the Premises or otherwise unreasonably disturb other tenants or interferes with the safety, comfort or convenience of Landlord or of any of the other Project occupants; or (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office and research and development building.
(c)No animal research shall be conducted within the Premises other than research and development using zebra fish, laboratory mice and laboratory rats only, or such other animals as may be approved in writing in advance by Landlord (which approval may be withheld in the sole and absolute discretion of Landlord  ) (collectively, the “Permitted Animals”), within a portion of the Premises not to exceed 8,000 rentable square feet, as shown on plans to be submitted by Tenant and approved by Landlord in accordance with Section 7.1 (the “Permitted Vivarium Area”).  Animal research consisting solely of Permitted Animals (“Animal Use”), shall be permitted subject to the following: (i) all testing and research shall be conducted in strict compliance with all applicable Legal Requirements and with good scientific and medical practice; (ii) all dead animals, any part thereof or any waste products related thereto, shall be disposed of, at the sole cost and expense of Tenant, in strict compliance with all applicable Legal Requirements and with good scientific and medical practice; (iii) no odors, noises or any similar nuisance above background levels shall be permitted to emanate from any vivarium; and (iv) Tenant's Animal Use shall not interfere with the peaceable and quiet use and enjoyment by other tenants or occupants of the Project. Tenant shall procure and deliver to Landlord copies of all permits and approvals necessary for the use and operation of its vivarium, and shall maintain such permits and approvals in full force and effect at all times during the Term.  Tenant shall indemnify, save harmless and defend Landlord from and against all liability, claim, damage, loss or cost (including reasonable attorneys’ fees) arising out of or relating to the use and operation of any vivarium within the Premises or the presence of the Permitted Animals on the Premises.  The movement of any Permitted Animals into or out of the Premises shall occur solely by means of Tenant’s Exclusive Loading Area.  In addition, Tenant shall take reasonable actions necessary to resolve any picketing or public relations issues arising from Tenant’s Animal Use, including having pickets removed.
Section 11.2– Signage.
(a)Except as expressly set forth in this Section 11.2, Tenant shall not inscribe, paint, affix, or otherwise display any sign, advertisement or notice on any part of the outside or inside of, or upon, the Project or the Building to the extent the same is visible from outside of the Premises without Landlord’s consent.  If any other signs, advertisements or notices are painted, affixed, or otherwise displayed without the prior approval of Landlord or otherwise in accordance with this Section 11.2, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal.
(b)So long as this Lease is in full force and effect, Landlord shall provide, at its sole cost and expense, (i) non-exclusive Project-standard signage consisting of the name and/or logo of Tenant on the monument sign for the Building, as more particularly shown on Exhibit E-1 attached hereto (the “Monument Signage”), and (ii) additional wayfinding directional signage as described on Exhibit E-1 attached hereto, or such other locations as mutually agreed upon by Landlord and Tenant.  In addition, so long as this Lease is in full force and effect and Tenant or any Permitted Transferee or approved assignee is then leasing and occupying at least seventy-five percent (75%) of the initially demised Premises, Tenant shall have the non-exclusive right to install, at Tenant’s sole cost, exterior building signs in the locations designated for Tenant’s exterior signage on Exhibit E-2 attached hereto (the “Exterior Signage”), subject to applicable zoning requirements and Landlord’s prior approval of the size, design, color and specifications, and subject to Tenant obtaining, at Tenant’s sole cost, all governmental permits and approvals required therefor.  In no event shall Landlord grant any other tenants of the Building any rights to any exterior signage in the location shown as the “Prohibited Signage Area” on Exhibit E-2 attached hereto.
(c)At the expiration or earlier termination of the Term, Tenant shall remove all of its signage, including any Exterior Signage (but excluding the Monument Signage, which Landlord shall remove), and shall repair any damage resulting from such removal, all at Tenant’s sole cost.
Section 11.3– Rules and Regulations.  Tenant shall, and shall cause all Tenant Parties to, comply with all reasonable rules and regulations hereafter implemented by Landlord, of which Tenant has been given at least thirty (30) days’ advance notice, except in the case of emergency, for the care and use of the Building and the Project, but Landlord shall not be liable to Tenant for the failure of other occupants of the Project to conform to such rules and regulations.  Landlord shall not enforce the rules and regulations in a discriminatory manner against Tenant.  If and to the extent there is any conflict between the provisions of this Lease and any rules and regulations for the Building, the provisions of this Lease shall control.
Section 11.4– Floor Load.  Landlord and Tenant have been advised by Landlord’s structural engineer that the maximum floor load of the Premises is 250 pounds per square foot of floor area.  Tenant’s equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.  Tenant shall have the right at Tenant’s cost and expense to reinforce the floors and to increase the floor load as reasonably required by Tenant, subject to Landlord’s reasonable approval of plans for such Alteration as provided below.
Section 11.5– Attorney’s Fees.  Tenant shall pay, as Additional Rent, all reasonable out of pocket costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant.  In the event of any litigation between the parties, Tenant shall not be obligated to make any payment to Landlord of any attorneys’ fees incurred by Landlord unless judgment is entered (final, and beyond any appeal timely taken) in favor of Landlord in the lawsuit relating to such fees.  Landlord shall pay, within thirty (30) days of demand by Tenant, all reasonable costs and attorneys’ fees and other fees incurred by Tenant in connection with any litigation between Landlord and Tenant where judgment is entered (final, and beyond appeal) in favor of Tenant.
Section 11.6– Tenant’s Vendors.  Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Project or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  All such vendors shall be deemed a Tenant Party and shall obtain (and during the performance of such work keep in force) insurance that meets the Landlord’s insurance requirements for vendors accessing the Property
Section 11.7– Legal Requirements.  Tenant shall, and shall cause all Tenant Parties to, comply with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) now or hereafter in force which shall impose a duty on Landlord or Tenant relating to Tenant’s use and occupancy of the Premises, including without limitation, the Americans with Disabilities Act and all Hazardous Materials Laws (as defined in Section 20.24), and which obligation shall include ensuring that all contractors that Tenant utilizes to perform work in the Premises comply with all Legal Requirements.  Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.7.  Tenant also shall comply with applicable legally required laboratory practices, (including the use of safety equipment)established by the Center for Disease Control and Prevention (the “CDC”), and in no event shall Tenant’s use of the Premises exceed BSL-2 requirements and protocols in effect with respect to Tenant’s use from time to time.  In addition, Tenant shall, at its sole cost and expense, promptly comply with any Legal Requirements that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises (other than for general office use) or any Alterations in or about the Premises performed or requested by Tenant.  “Base Building” shall include the structural portions of the Building, the common restrooms, the Building mechanical, electrical, and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Legal Requirements.  Except as otherwise provided herein, Tenant shall be solely responsible, at Tenant’s sole cost and expenses, for obtaining all operational permits, licenses and approvals required in order for Tenant to use the Premises for the Permitted Use.  Without limiting the generality of the foregoing, if Tenant’s operations involve the use of recombinant DNA (“rDNA”),

Tenant must obtain a permit therefor from the Board of Health and must comply with the City of Waltham’s rDNA ordinance.

Section 11.8– Premises Cleaning.  Landlord shall have no obligation to provide any cleaning, janitorial or refuse or waste removal services in or to the Premises or the Exclusive Loading Area.  Tenant shall be responsible, at its sole cost and expense, for providing cleaning and janitorial services to the Premises and the Exclusive Loading Area in a neat and clean manner consistent with the cleaning standards generally prevailing in comparable buildings in the Market Area for laboratory and life science space or as otherwise reasonably established by Landlord in writing from time to time, using an insured contractor or contractors selected by Tenant and approved in writing by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and such provider shall not interfere with the use and operation of the Building or Property or Project by Landlord or any other tenant or occupant thereof.  Tenant shall also be responsible to arrange for, at Tenant’s sole cost and expense, any waste (including biomedical, hazardous and laboratory waste) and refuse removal services for Tenant’s operations at the Premises.  All waste (including biomedical, hazardous and laboratory waste) and refuse removal shall be performed in compliance with applicable Hazardous Materials Laws using licensed laboratory waste disposal companies.  All ordinary trash (i.e., non-organic and non-controlled substances that do not constitute Hazardous Materials) shall be removed by Tenant, at its sole cost and expense, from the Premises to the dumpster to be provided by Tenant on the dumpster pad designated by Landlord (which dumpster pad is currently located in the area shown on Exhibit A-5 attached hereto, provided that Landlord reserves the right to relocate such dumpster pad or designate a different area for Tenant’s dumpster from time to time), but all biomedical, hazardous and laboratory waste and refuse shall be stored in the Premises and shall be removed at Tenant’s sole cost and expense, by licensed (where required by Legal Requirements), insured and qualified contractors retained by Tenant and approved in advance by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Tenant shall also cause all extermination of vermin in the Premises or resulting from Tenant’s use of the Premises to be performed by companies reasonably approved by Landlord in writing and shall contract and utilize pest extermination services as reasonably necessary or as requested by Landlord.
Article XII

Alterations
Section 12.1– Landlord’s Approval.
(a)Landlord’s Approval Required.  Tenant shall have the right to make alterations, additions, installations or improvements to the Premises (collectively “Alterations”), whether before or during the Lease Term, subject to obtaining Landlord’s prior written approval, which approval shall not at any time be unreasonably withheld, conditioned or delayed.

Notwithstanding anything to the contrary contained herein, Tenant shall not make Alterations to the Premises which (i) adversely affect any structural or exterior element of the Building or any Building systems, (ii) adversely affect the exterior design, size, height or other exterior dimensions of the Building, or (iii) enlarge the rentable square footage of the Premises, in each case without Landlord’s prior written approval.
(b)Alterations Permitted without Landlord’s Approval.  Notwithstanding the terms of Section 12.1(a), Tenant shall have the right, without obtaining the prior approval of Landlord, but upon written notice to Landlord given at least thirty (30) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make Alterations to the Premises which: (i) are solely within the interior of the Premises, and do not affect the exterior of the Premises and/or the Building (including signs on windows); (ii) do not adversely affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building; (iii) in each instance cost less than Two Hundred Fifty Thousand Dollars ($250,000.00),and (iv) in all respects, comply with Legal Requirements.
(c)Specialty Improvements.  At the time Landlord approves any of Tenant’s Alterations, Landlord shall notify Tenant which of the subject Alterations, if any, constitute Specialty Improvements and whether Tenant will be required either to remove such Specialty Improvements at the end of the Term (or to pay the reasonable cost of such removal upon such removal by Landlord).  “Specialty Improvements” shall mean any lab or manufacturing improvements of an unusual nature not typically found in office or laboratory facilities and would require unusual expense to remove and to use the Premises for office laboratory or manufacturing use, including any mechanical mezzanines or other manufacturing improvements.  It is understood that the customary vivarium, lab systems, facilities and equipment (including lab benches), and structural reinforcements installed by Tenant, full kitchens, and any other similar Alterations shall remain in the Premises at the expiration of the Lease Term, provided that the Premises and all such items remaining therein shall be fully decontaminated and decommissioned prior to the surrender of the same at the expiration or earlier termination of this Lease.  It is further understood that any mechanical mezzanines and other manufacturing improvement shall not be removed and shall be surrendered with the Premises.
Section 12.2– Plans; Conformity of Work.

Prior to making any Alterations, Tenant, at its cost and expense, shall submit to Landlord for its approval in accordance with Section 12.1 above, detailed plans and specifications for such proposed Alteration.  Landlord will use reasonable efforts to deliver notice of its approval or a statement of its objections (which shall specify in reasonable detail the nature and grounds for such objections) to Tenant’s plans and specifications (or any revisions or changes thereof) for such proposed Alteration within ten (10) business days after Landlord’s receipt thereof.  In the event that Landlord fails to respond within such ten (10) business day period, Tenant may deliver a Deemed Approval Reminder, and if Landlord fails to respond within five (5) business days of Landlord’s receipt of such Deemed Approval Reminder, then Landlord’s approval of such plans and specifications for such proposed Alteration shall be deemed granted.  Landlord’s review and approval of any plans and specifications for Alterations and consent to perform work shall not be deemed an agreement by Landlord that such plans, specifications and work conform with Legal

Requirements and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with Legal Requirements and Insurance Requirements.  Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Project in connection with any such work.  Tenant covenants and agrees that any Alterations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

Section 12.3– Performance of Work, Governmental Permits and Insurance.

All of Tenant’s Alterations shall be coordinated with any work being performed by or for Landlord (including, without limitation, the Landlord’s Delivery Work) and in such manner as to maintain harmonious labor relations and not to damage the Building or Project or interfere with the construction on or operation of the Project and, except for installation of furnishings, shall be performed by contractors first approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations.  Tenant agrees to indemnify, defend, and hold harmless Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the Tenant’s doing of any such work whether the same be performed prior to or during the Term of this Lease.  In addition, Tenant shall cause each contractor to carry insurance in accordance with Section 14.4 hereof and to deliver to Landlord certificates of all such insurance prior to such contractor’s entry on to the Premises. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such Alterations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor.  Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any Alterations in or to the Building that are required in order to comply with Legal Requirements as a result of Tenant’s particular use or any work performed by Tenant.  Landlord shall have the right to provide reasonable rules and regulations (which shall be applied in a non-discriminatory manner) relative to the performance of any Alterations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the reasonable Building-standard costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

Section 12.4– Liens.

Tenant covenants and agrees to pay promptly when due the entire cost of any work done in the

Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Project and promptly (but in no event exceeding ten (10) days after Tenant’s notice of the filing of same) to discharge any such liens which may so attach.

Section 12.5– Nature of Alterations.

All work, construction, repairs or Alterations made to or upon the Premises, shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)All furniture, equipment, trade fixtures and other personal property of Tenant (including, without limitation, any satellite or microwave dish or any communications equipment and any telephone switch gear, and any security or monitoring equipment installed by Tenant) whether by law deemed to be a part of the realty or not, installed at any time by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.
(b)At the expiration or earlier termination of the Lease Term, Tenant shall remove any Specialty Improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 12.1(c). Upon such removal Tenant shall repair any damage occasioned by such removal and restoration.
(c)If Tenant shall make any Alterations to the Premises for which Landlord’s approval is required under Section 12.1 without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such Alterations and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such Alterations, the provisions of Section 12.1 being applicable to any such work.
Section 12.6– Costs and Expenses.

Landlord shall not charge any costs or fees to review plans or work for Tenant Improvements or Tenant’s Alterations.

Section 12.7– Increase in Taxes. [Intentionally Deleted.]
Article XIII

Maintenance of Building, Etc.
Section 13.1– Landlord Repairs.

Landlord agrees to keep, or cause to be kept, in good order, condition and repair (i) the roofs, foundations, exterior walls (including, without limitation, any glass and windows), and structural portions of the Premises, (ii) the Base Building systems; and (iii) all other common areas of the Property.  Notwithstanding the foregoing, Landlord shall in no event be responsible to Tenant for (x) any damage to the Premises or the Building caused by any act or negligence of Tenant, its employees, agents, licensees, or contractors, or (y) the maintenance and repair of any systems servicing the Premises that are installed by or on behalf of Tenant.

Section 13.2– Tenant Repairs.

Except as specifically herein otherwise provided, Tenant agrees that from and after the Commencement Date, and thereafter until the end of the term hereof, it will keep neat and clean and maintain in good order, condition and repair (including, without limitation, replacements), the Premises and every part thereof, including, without limitation, all signage and the exterior and interior portions of all doors, all plumbing and sewage facilities within the Premises, fixtures and interior walls, floors, ceilings, signs (including exterior signs where permitted), and all wiring, electrical systems, interior building appliances, supplemental HVAC systems and equipment, and similar equipment, and all other improvements, systems, equipment and appliances installed by or on behalf of Tenant.

Article XIV

Indemnity and Commercial/General Liability Insurance
Section 14.1– Tenant’s Indemnity
(a)Indemnity.  To the fullest extent permitted by law, and subject to Section 14.13 hereof, Tenant agrees to indemnify and save harmless Landlord Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any willful misconduct or negligence of Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas or the Project, where such accident, injury or damage results, or is claimed to have resulted, from any willful misconduct or negligence on the part of any of Tenant Parties; or (iv) any breach of this Lease by Tenant.  Tenant shall pay such indemnified amounts as they are incurred by Landlord Parties.  This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of Landlord Parties may have under this Lease or the common law.
(b)Breach.  In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 14.1(b).
(c)No limitation.  The indemnification obligations under this Section 14.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts.  Tenant waives any immunity from or limitation on its indemnity or contribution liability to Landlord Parties based upon such acts.
(d)Subtenants and other occupants.  Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to Landlord Parties in a form reasonably acceptable to Landlord.
(e)Survival.  The terms of this Section 14.1 shall survive any termination or expiration of this Lease.
(f)Costs.  The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof.  In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from Landlord Party, shall resist and defend such action or proceeding on behalf of Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to Landlord Party.  Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.
Section 14.2– Tenant’s Risk.

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Project as Tenant is given the right to use by this Lease at Tenant’s own risk.  Landlord Parties shall not be liable to Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Project, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants or occupants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Project, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Project, or from drains, pipes or plumbing fixtures in the Building or the Project except if due to the intentional misconduct or negligence of any Landlord Party and so long as Landlord complies with its obligations under this Lease.  Any leasehold improvements, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant Party, and neither Landlord Parties nor their insurers shall in any manner be held responsible therefor except if due to the intentional misconduct or negligence of any Landlord Party.  Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Project or otherwise except if due to the intentional misconduct or negligence of any Landlord Party.  The provisions of this Section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

Section 14.3– Tenant’s Commercial General Liability Insurance.

Notwithstanding anything contained in this Lease to the contrary, Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Term, and after the end of the Term for so long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, covering the Premises and all operations of the Tenant in or about the Premises against claims for bodily injury, property damage and product liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage.  The minimum limits of liability of such insurance shall be $5,000,000.00 per occurrence and in the aggregate on a per location basis and $2,000,000 for products/completed operations aggregate.  Such limits may be achieved by a combination of CGL and umbrella/excess liability policies provided umbrella/excess policies are written on a follow form basis.  In addition, in the event Tenant hosts a function in the Premises or the Common Areas (subject to Landlord’s right to approve the same in the Common Areas as set forth in more detail in the Rules and Regulations), Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the commercially reasonable insurance coverages as reasonably determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.  The liability coverage will include at least those coverages generally designated Premises/Operations, Products/Completed Operations, and contain no exclusions or endorsements removing or limiting coverage for insured contracts.  Notwithstanding the fact that any Tenant liability may be covered by insurance, Tenant’s liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force or required by any provisions of this Lease.

Section 14.4– Tenant’s Property Insurance.

Tenant shall maintain at all times during the term of this Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture,

equipment, machinery, supplies, or wares on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called ISO Special Cause of Loss form policy (or its equivalent) with respect to Tenant’s property, fixtures, furniture, equipment, machinery,  supplies, and wares, and all alterations, improvements and other modifications made by or on behalf of Tenant in the Premises, including, without limitation, the Tenant Improvements, and other property of Tenant located at the Premises (collectively “Tenant’s Property”).  The business interruption insurance required by this Section 14.4 shall be in minimum amounts typically carried by prudent tenants engaged in similar operations with minimum limits covering a period of one (1) year.  The ISO Special Cause of Loss form policy (or its equivalent) insurance required by this Section shall be in an amount at least equal to the full replacement cost of Tenant’s Property.  Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease.  In the event of loss or damage covered by the ISO Special Cause of Loss form policy (or its equivalent) insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article XVI.  To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the ISO Special Cause of Loss form policy (or its equivalent) insurance covering the loss or damage.  To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the ISO Special Cause of Loss form policy (or its equivalent) insurance covering the loss or damage.  If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage.  If the loss or damage is not repaired or restored (for example, if the lease is terminated pursuant to Article XVI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

For any tenant work in the Premises, including, without limitation, the Tenant Improvements and any Alterations, Tenant shall obtain or have its contractors and subcontractors obtain (and during the performance of such work keep in force) insurance that meets the Landlord’s insurance requirements for construction projects, including without limitation, builders’ risk insurance.

Section 14.5– Tenant’s Other Insurance.

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident.  Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time).  Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

Section 14.6– Requirements for Tenant’s Insurance.

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are licensed to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “B” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord.  All such insurance shall: (1) be reasonably acceptable in form and content to Landlord; (2) be primary and noncontributory; and (3) if commercially available, contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or by fax or email) of such proposed action, except for cancellation due to non-payment of premium which shall be ten (10) days.  No such policy shall be provided through self-insurance without written approval of the Landlord.  Such deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 14.13 below.  Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance, provided such higher limits are then customarily carried on first-class mixed-use developments.  The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason.  In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article XIV, or to deliver such policies or certificates as required by this Article XIV, Landlord may, at its option, on thirty (30) days’ notice to Tenant, procure such policies for the account of Tenant, and the reasonable cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

Tenant shall also carry insurance against such other hazards and in such amounts as may be customarily carried by tenants, owners and operations of similar properties as Landlord may reasonably require for its protection from time to time.

Section 14.7– Additional Insureds.

To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 14.3 of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time (provided such names are provided to Tenant in writing) as additional insureds (collectively, “Additional Insureds”).  These Additional Insureds shall be endorsed onto the relevant policies.  Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds.  Such insurance shall also waive any right of subrogation against each Additional Insured.

Section 14.8– Certificates of Insurance.

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least ten (10) days prior to the expiration date of each policy for which a certificate was furnished.  Failure by Tenant to provide the certificates or letters required by this Section 14.8 shall not be deemed to be a waiver of the requirements in this Section 14.8.

Section 14.9– Subtenants and Other Occupants.

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify Landlord Parties to the same extent that Tenant is required to indemnify Landlord Parties pursuant to Section 14.1 above, and to maintain insurance that meets the requirements of this Article XIV, and otherwise to comply with the requirements of this Article XIV.  Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article XIV have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease.  Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

Section 14.10– No Violation of Building Policies

Tenant shall not commit or knowingly permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Property and/or the fixtures, equipment and property therein carried by Landlord, or do or knowingly permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Property or the property of Landlord in amounts reasonably satisfactory to Landlord.

Section 14.11– Tenant to Pay Premium Increases

If, because of anything done, caused or knowingly permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Building or the Property and equipment of Landlord or any other tenant or subtenant or occupant in the Building or the Property shall increase as a direct result of such Tenant activity and be higher than they otherwise would be (Landlord acknowledging that Tenant’s use of the Premises solely for the Permitted Use shall not do so), Tenant shall reimburse Landlord for the additional insurance premiums thereafter actually paid by Landlord which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time within ten (10) days after Landlord’s demand.  Landlord shall promptly provide Tenant with notice of any such claim by any insurance carrier, together with reasonable evidence of such cause by Tenant, and Tenant shall have a reasonable opportunity to cure such action or to contest such claim for increase.

Section 14.12– Landlord’s Insurance.
(a)Required insurance.  Landlord shall maintain (i) commercially reasonable Commercial General Liability insurance and (ii) insurance against loss or damage with respect to the Property on a Special Cause of Loss form policy or equivalent type insurance form, with customary exceptions, subject to such commercially reasonable deductibles as Landlord may determine, in an amount equal to at least the replacement value of the Property.  Such insurance shall be maintained with an insurance company selected by Landlord.  Payment for losses thereunder shall be made solely to Landlord.
(b)Optional insurance.  Landlord may maintain such additional insurance with respect to the Property, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect.  Landlord may also maintain such other insurance as may from time to time be reasonably required by the holder of any mortgage on the Property.
(c)Blanket and self-insurance.  Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties (but in no event shall Landlord or any affiliate of Landlord insure under a program of self-insurance), and in such event the amounts payable by Tenant under Section 9.1 of this Lease shall include the portion of the reasonable cost of blanket insurance that is allocated to the Property.
(d)No obligation.  Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants.  Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.
Section 14.13– Waiver of Subrogation.

To the fullest extent permitted by law, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties (as hereinafter defined), and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder.  Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord.  In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation.  The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this Section.  The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

For the purposes of this Lease, the term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agent(s) for the Property, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees and principals.  For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees and principals.

Section 14.14– C. 186 §15.

The foregoing provisions of this Article XIV (as well as any other provisions in this Lease dealing with indemnity and the like by Tenant of Landlord) shall be deemed to be modified in each case by the insertion in the appropriate place of the language: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, §15”.

Section 14.15– Landlord Indemnity.

To the fullest extent permitted by law, but excluding to the extent caused by the intentional misconduct or negligence of Tenant, Landlord agrees to indemnify and save harmless Tenant Parties from and against all third party claims of whatever nature occurring in the Common Areas and arising from any willful misconduct or negligence of Landlord Parties.  Landlord shall pay such indemnified amounts as they are incurred by Tenant Parties.  This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of Tenant Parties may have under this Lease or the common law.  The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Tenant Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof.  In addition, in the event that any action or proceeding shall be brought against one or more Tenant Parties by reason of any such claim, Landlord, upon request from Tenant Party, shall resist and defend such action or proceeding on behalf of Tenant Party by counsel appointed by Landlord’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to Tenant Party.  Tenant Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Tenant Parties.

Article XV

Landlord’s Access to the Premises
Section 15.1– Landlord Access.

Landlord and its designees shall have the right upon reasonable prior notice (except in the event of an emergency) to enter upon the Premises at all reasonable hours for the purpose of inspecting or surveying the same, or making repairs, improvements or alterations to the same or exhibiting the same to prospective purchasers, and lenders.  Landlord shall use its commercially reasonable efforts to minimize disruption to Tenant’s normal business operations in the Premises in connection with any such entry and at Tenant’s election, permit Tenant to have a representative present at such time.  If repairs are required to be made by Tenant pursuant to the terms hereof or if Tenant is required to perform any other obligation under this Lease, Landlord may demand that Tenant make such repairs or perform such obligation forthwith, and if Tenant refuses or neglects to commence such repairs or performance within thirty (30) days of such demand and diligently complete the same as soon as reasonably practicable thereafter, Landlord may (but shall not be required so to) make or cause such repairs or performance to be done and shall not be responsible to Tenant for any loss or damage that may accrue to its stock or business by reason thereof.  If Landlord makes or causes such repairs or performance to be done, or endeavors so to do, Tenant agrees that it will forthwith, within ten (10) days after demand, pay to Landlord the reasonable out of pocket cost thus incurred, and if Tenant shall default in such payment, Landlord shall have the remedies provided in Article XIX hereof.

Section 15.2– Prospective Tenants.

For a period commencing twelve (12) months prior to the termination of this Lease, upon reasonable prior notice, Landlord may have reasonable access to the Premises for the purpose of exhibiting the same to prospective tenants, subject to Tenant’s reasonable security requirements and at all times with Tenant to have the right to accompany any persons entering the Premises (except in the case of an emergency).

Article XVI

Damage Clause
Section 16.1– Partial Damage.

In case during the term hereof the Premises shall be partially damaged (as distinguished from “substantially damaged”, as that term is hereinafter defined) by fire or casualty, Landlord shall forthwith proceed to repair such damage and restore the Premises (excluding Tenant’s Property) to substantially their condition at the time of such damage, but Landlord shall not be responsible for any delay which may result from any cause beyond Landlord’s reasonable control.

Section 16.2– Substantial Damage.

In case during the term hereof the Premises shall be substantially damaged or destroyed by fire or casualty, the risk of which is covered by Landlord’s insurance, this Lease shall, except as hereinafter provided, remain in full force and effect, and Landlord shall promptly after such damage and the determination of the net amount of insurance proceeds available to Landlord, restore (consistent, however, with zoning laws and building codes then in existence to the extent applicable to such reconstruction), the Premises (excluding Tenant’s Property) to substantially the condition in which the Premises was in at the time of such damage, except as hereinafter provided, but Landlord shall not be responsible for delay which may result from force majeure, as defined in Section 20.22 hereinbelow.  Should the net amount of insurance proceeds available to Landlord be insufficient to cover the cost of restoring the Premises, in the reasonable estimate of Landlord, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Premises with all reasonable diligence or Landlord may terminate this Lease by giving notice to Tenant not later than a reasonable time (not to exceed thirty (30) days) after Landlord has determined the estimated net amount of insurance proceeds available to Landlord and the estimated cost and the estimated time to complete such restoration, each of which shall be provided to Tenant promptly when the same is made available to Landlord.  In case of substantial damage or destruction, as a result of a risk which is not covered by Landlord’s insurance, Landlord shall likewise be obligated to rebuild the Premises, all as aforesaid, unless Landlord, within a reasonable time (not to exceed sixty (60) days) after the occurrence of such event, gives written notice to Tenant of Landlord’s election to terminate this Lease.  If Landlord shall elect to terminate this Lease, as aforesaid, this Lease and the term hereof shall cease and come to an end as of the date of said damage or destruction.  In addition to the foregoing, in the event that the Premises shall be substantially damaged, either Landlord or Tenant may terminate this Lease by notice to the other given within sixty (60) days of such damage or destruction.

Section 16.3– Damage During Last Year.

However, if the Premises shall be substantially damaged or destroyed by fire, windstorm, or otherwise within the last year of the term of this Lease, either party shall have the right to terminate this Lease, provided that notice thereof (the “Damage Termination Notice”) is given to the other party not later than sixty (60) days after such damage or destruction. If said right of termination is exercised, this Lease and the term hereof shall cease and come to an end thirty (30) days after receipt of the Damage Termination Notice.

Section 16.4– Tenant Restoration.

Unless this Lease is terminated as provided in Section 16.2, Section 16.3 or Section 16.6, if the Premises shall be damaged or destroyed by fire or other casualty, then Tenant shall, as soon thereafter as practicable: (i) repair and restore Tenant’s Property, to substantially the condition which such Tenant’s Property were in at the time of such casualty and (ii) equip the Premises with trade fixtures and all personal property necessary or proper for the operation of Tenant’s business.

Section 16.5– Rent Abatement.

In the event that the provisions of Section 16.1 or Section 16.2 shall become applicable, the Annual Fixed Rent and Additional Rent shall be abated or reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of Tenant in the Premises (or a portion thereof), having regard to the extent to which Tenant may be required to discontinue its use of the Premises (or a portion thereof) for the Permitted Use, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending upon the earlier to occur of: (i) the completion by Landlord of such work of repair and/or reconstruction as Landlord is obligated to do, or (ii) the date that Tenant first reoccupies the Premises for the ordinary conduct of its business therein.

Section 16.6– Definitions.

The terms “substantially damaged” and “substantial damage”, as used in this Article XVI, shall have reference to damage of such a character as cannot reasonably be expected to be repaired or the premises restored within nine (9) months from the time that such repair or restoration work would be commenced.

Article XVII

Eminent Domain
Section 17.1– Eminent Domain.

If the Premises, or such portion thereof as to render the balance (when reconstructed) unsuitable for the purposes of Tenant, shall be taken by condemnation or right of eminent domain, either party, upon written notice to the other, shall be entitled to terminate this Lease, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession.  For the purposes of this Article XVII, any deed or any transfer of title in lieu of any such taking shall be treated as such a taking.  Moreover, for the purposes of this Article XVII, such a taking of Tenant’s entire leasehold interest hereunder in the Premises (or assignment or termination in lieu thereof) shall be treated as a taking of the entire Premises, and in such event Tenant shall be treated as having been deprived of possession on the effective date thereof.  Should any part of the Premises be so taken or condemned, and should this Lease not be terminated in accordance with the foregoing provision, Landlord covenants and agrees within a reasonable time after such taking or condemnation, and the determination of Landlord’s award therein, to expend so much as may be necessary of the net amount which may be awarded to Landlord in such condemnation proceedings in restoring the Premises to an architectural unit as nearly like their condition prior to such taking as shall be practicable (excluding Tenant’s Property).  Should the net amount so awarded to Landlord be insufficient to cover the cost of restoring the Premises, as estimated by Landlord’s architect, Landlord may, but shall not be obligated to, supply the amount of such insufficiency and restore said premises as above provided, with all reasonable diligence, or terminate this Lease.  Where Tenant has not already exercised any right of termination accorded to it under the foregoing portion of this paragraph, Landlord shall notify Tenant of Landlord’s election not later than ninety (90) days after the final determination of the amount of the award.  Further, if so much of the Building shall be so taken that continued operation of the Premises would be prohibited by zoning or other applicable law, Landlord or Tenant shall have the right to terminate this Lease by giving notice to the other of its desire so to do not later than thirty (30) days after the effective date of such taking.

Section 17.2– Taking Award.

Out of any award for any taking of the Premises (including, without limitation, any taking of Tenant’s leasehold interest as aforesaid), in condemnation proceedings or by right of eminent domain, Landlord shall be entitled to receive and retain the amounts awarded for such Premises and for Landlord’s business loss.  Tenant shall be entitled to receive and retain only such amounts as may be specifically awarded to it in any such condemnation proceedings, because of moving expenses and/or the taking of its fixtures or furniture and its leasehold improvements to the extent Landlord’s award is not thereby reduced and Tenant is not otherwise reimbursed for the same by Landlord.

Section 17.3– Rent Abatement.

In the event of any such taking of the Premises, the Annual Fixed Rent and Additional Rent, or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated.

Article XVIII

Bankruptcy or Insolvency
Section 18.1– Bankruptcy.

If Tenant shall become a debtor under the United States Bankruptcy Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) then, to the extent that the Bankruptcy Code may be applicable or affect the provisions of this Lease, the following provisions shall also be applicable.  If the trustee or debtor-in-possession shall fail to elect to assume this Lease within sixty (60) days after the commencement of a case under the Bankruptcy Code, this Lease shall be deemed to have been rejected; and Landlord shall be thereafter immediately entitled to possession of the Premises and this Lease shall be terminated subject to and in accordance with the provisions of this Lease and of law (including such provisions for damages).  No election to assume (and, if applicable to assign) this Lease by the trustee or debtor-in-possession shall be permitted or effective unless: (i) all defaults shall have been cured and Landlord shall have been provided with adequate assurances reasonably satisfactory to Landlord, including any reasonably required guaranties and/or security deposits; and (ii) neither such assumption nor the operation of the Premises subsequent thereto shall, in Landlord’s reasonable judgment, cause or result in any breach or other violation of any provision of this or any applicable lease, mortgage or other contract; and (iii) the assumption and, if applicable, the assignment of this Lease satisfies in full the provisions of the Bankruptcy Code, including, without limitation, Sections 365(b)(1) and (3) and (f)(2); and (iv) the assumption has been ratified and approved by order of such court or courts as have final jurisdiction over the Bankruptcy Code and the case.  No assignment of this Lease by the trustee or debtor-in-possession shall be permitted or effective unless the proposed assignee likewise shall have satisfied (i), (ii), (iii) and (iv) of the preceding sentence regarding such assignment and any such assignment, shall, without limitation, be subject to the provisions of Section 8.3 hereof.  When pursuant to the Bankruptcy Code the trustee or debtor-in-possession is obligated to pay reasonable use and occupancy charges, such charges shall not be less than the Annual Fixed Rent and other charges specified herein to be payable by Tenant.  Neither Tenant’s interest or estate in the Premises herein or created hereby nor any lesser interest or estate of Tenant shall pass to anyone under any law of any state or jurisdiction without the prior written consent of Landlord.  In no event shall this Lease, if the term hereof has expired or has been terminated in accordance with the provisions of this Lease, be revived, and no stay or other proceedings shall nullify, postpone or otherwise affect the expiration or earlier termination of the term of this Lease pursuant to the provisions of this Article XVIII or prevent Landlord from regaining possession of the Premises thereupon.

Article XIX

Landlord’s Remedies
Section 19.1– Event of Default.

Any one of the following shall be deemed to be an “Event of Default”:

(a)Failure on the part of Tenant to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Landlord has given Tenant written notice under this Section 19.1(A) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant.
(b)Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after written notice thereof and/or fail to diligently prosecute the curing of the same to completion with due diligence; or
(c)The commencement of any of the following proceedings, with such proceeding not being dismissed within six (6) months after it has begun: (i) the estate hereby created being taken on execution or by other process of law; (ii) Tenant being judicially declared bankrupt or insolvent according to law; or (iii) a petition being filed for the reorganization of Tenant under any provisions of the Bankruptcy Code or any federal or state law now or hereafter enacted; or
(d)Tenant shall fail to maintain the insurance coverages required in this Lease or violates Tenant’s covenants under Article XIV of this Lease, and such failure continues for five (5) business days after written notice from Landlord to Tenant thereof.
Section 19.2– Termination.

Should any Event of Default occur and be continuing then, notwithstanding any license of any former breach of covenant or waiver of the benefit hereof or consent in a former instance, Landlord lawfully may, in addition to any remedies available to Landlord under applicable statutes or case law, or otherwise, immediately or at any time thereafter, and, to the maximum extent permitted by law, without demand or notice (and Tenant hereby expressly waives any notice to quit possession of the Premises) as may be required by law, enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord’s former estate, and expel Tenant and those claiming through or under it and remove its or their effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of Rent or preceding breach of covenant and/or Landlord may send written notice to Tenant terminating the term of this Lease; and upon the first to occur of: (i) entry as aforesaid; or (ii) the fifth (5th) day following the sending of such notice of termination, the term of this Lease shall terminate.

Section 19.3– Remedies.

Tenant covenants and agrees, notwithstanding any termination of this Lease as aforesaid or any entry or re-entry by Landlord, whether by summary proceedings, termination, or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the term, and for the whole thereof; but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees, and the like), and in collecting the rent in connection therewith.  Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder.  The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Property, shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar space in the Building.  Landlord shall be entitled to collect the foregoing damages until such time, if any, as Landlord may elect, as an alternative to the foregoing damages, that Tenant pay to Landlord, as damages, such a sum as at the time of such election represents the discounted present value (discounted at the Prime Rate) of the amount of the excess, if any, of the then value of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the lease term if the lease terms had been fully complied with by Tenant over and above the then cash rental value in advance of the premises for the balance of the term. In lieu of such alternative, at the election of Landlord, Tenant will upon termination due to an Event of Default pay to Landlord as liquidated damages and not as a penalty the sum of one (1) full year’s Rent and other charges.  To induce Landlord to enter into this Lease, (i) Tenant confirms and agrees that this transaction is a commercial and not a consumer transaction, and (ii) Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage, including, but not limited to, any summary process eviction action.  In addition, Tenant shall pay to Landlord all costs of enforcing the terms of this Article XIX, including, without limitation, reasonable attorneys’ fees and costs.

Article XX

Miscellaneous Provisions
Section 20.1– Waiver.

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver by Landlord or Tenant, respectively of any of its rights hereunder.  Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.  The consent or approval of Landlord to or of any action by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account.  The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

Section 20.2– Covenant of Quiet Enjoyment.

This Lease is subject and subordinate to all matters of record.  Tenant, subject to the terms and provisions of this Lease on payment of the Rent and observing, keeping and performing all of the terms and provisions of this Lease on its part to be observed, kept and performed prior to the expiration of any applicable notice and/or cure periods, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord) without hindrance or ejection by any persons lawfully claiming under Landlord; but it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s and Landlord’s successors’ respective ownership of Landlord’s interest hereunder.  Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability.  This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Building, as aforesaid.  Except as otherwise provided in this Lease, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold Rent or to set-off any claim or damages against Rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder.  Tenant’s covenants contained in this Lease are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary.  Without limiting the generality of the foregoing, Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.  Further, in no event shall Landlord or Landlord’s managing agent ever be liable to Tenant for any indirect or consequential damages or loss of profits or the like.

Section 20.3– Status Report.

Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, or the like, the then current status of performance hereunder, either party, on the written request of the other made from time to time, will promptly furnish a written statement of the status of any matter pertaining to this Lease.  Without limiting the generality of the foregoing, Tenant specifically agrees, promptly upon the commencement of the term hereof, to notify Landlord in writing of the Commencement Date, and acknowledge satisfaction of the requirements with respect to construction and other matters by Landlord, save and except for such matters as Tenant may wish to set forth specifically in said statement.

Section 20.4– Notice to Mortgagee and Ground Lessor.

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the Premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord.  For the purposes of this Section, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

Section 20.5– Assignment of Rents.

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and
(b)That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Property by a purchaser which, simultaneously therewith, leases the entire Property back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of Rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease prior to the expiration of any applicable notice and/or cure periods.  For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.  Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no Rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises; (ii) if Lenders succeed to Landlord’s interests under this Lease and are advised by Lenders’ counsel that all or any portion of the Rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase Tenant’s payment obligations or other liability under this Lease or reduce Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any document Lenders may deem necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii).  Further, no Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.
Section 20.6– Mechanics’ Liens.

Tenant agrees within ten (10) days after notice of the filing thereof to discharge of record (either by payment or by filing of the necessary bond, or otherwise) any mechanics’, materialmen’s, or other lien or like filing including, without limitation, any notice of contract against the Premises or Project and/or Landlord’s interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for Tenant in, upon or about the Premises or Project and to indemnify, defend with counsel reasonably acceptable to Landlord and save harmless Landlord from any claims or actions relating to compensation or payment for Tenant Work (as hereinafter defined).

The parties herby acknowledge that, in performing any Alterations, additions or other work (collectively “Tenant Work”), Tenant is acting for its own benefit and account, and the parties expressly agree that Tenant will not be acting as Landlord’s agent in performing any Tenant Work.  The fact that Tenant is required to obtain Landlord’s consent prior to commencing any Tenant Work is solely for the benefit of Landlord in determining whether such Tenant Work will adversely affect the building in which the Premises is located and the granting of Landlord’s consent to any Tenant Work shall not be construed to give rights to any other parties.  Tenant shall require any contractor who performs Tenant Work to expressly acknowledge and agree to the provisions of this paragraph.

Section 20.7– No Brokerage.

Tenant warrants and represents that it has dealt with no broker or other agent other than Cresa Boston in connection with the consummation of this Lease, and in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant named herein, Tenant agrees to defend the same and indemnify Landlord against any such claim.  Landlord warrants and represents that it has dealt with no broker or other agent other than Newmark Knight Frank in connection with the consummation of this Lease, and in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord named herein, Landlord agrees to defend the same and indemnify Tenant against any such claim.  Landlord shall be responsible for any commissions or fees owed to the foregoing brokers in connection with this transaction in accordance with a separate agreement between such brokers and Landlord.

Section 20.8– Definition of Rent and Additional Rent.

Without limiting any other provision of this Lease, it is expressly understood and agreed that Tenant’s participation in Taxes, Operating Costs, utility charges and all other charges which Tenant is required to pay hereunder, including, without limitation, if applicable, any fees and expenses under Section 20.9 hereof, together with all interest and penalties that may accrue thereon, shall be deemed to be “Additional Rent”, and in the event of non-payment thereof by Tenant, Landlord shall have all of the rights and remedies with respect thereto as would accrue to Landlord for non-payment of Annual Fixed Rent.  Where the term “Rent” is used herein the same shall mean all Annual Fixed Rent and other charges hereunder, including, without limitation, all Additional Rent.  Subject to Section 9.3 hereof, Tenant covenants and agrees to pay, without offset except as otherwise provided in this Lease, said Additional Rent in accordance with the provisions of this Lease.  Tenant’s failure to object to any statement, invoice or billing rendered by Landlord within a period of one hundred twenty (120) days after Tenant’s receipt thereof shall constitute Tenant’s acquiescence with respect thereto and shall render such statement, invoice or billing an account between Landlord and Tenant.

Section 20.9– Landlord’s Fees and Expenses.

Unless prohibited by applicable law, Tenant agrees to pay to Landlord the amount of all reasonable out of pocket legal fees and expenses incurred by Landlord arising out of or resulting from any Event of Default or from any bankruptcy case involving Tenant, including without limitation, the filing by or against Tenant of any petition for relief under any applicable bankruptcy law (any bankruptcy matter referred to herein being subject to the provisions of Article XVIII hereof).

Further, if Tenant shall request Landlord’s consent or joinder in any instrument pertaining to this Lease, Tenant agrees promptly to reimburse Landlord for the reasonable out of pocket legal fees incurred by Landlord in processing such request, as is specified in this Lease, whether or not Landlord complies therewith; and if Tenant shall fail promptly so to reimburse Landlord, same shall be deemed to be a default in Tenant’s monetary obligations under this Lease.

Section 20.10– Invalidity of Particular Provisions.

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 20.11– Provisions Binding, Etc.

Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition.  The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give written consent to a particular assignment as required by the provisions of Article VIII hereof.  Wherever reference in this Lease is made to the managing agent, the same shall mean the managing agent that has been authorized by Landlord to act on its behalf in the management of the Property.  Nothing herein shall impose any liability on the managing agent.

This Agreement may be executed in one or more counterparts including by PDF or other electronic manner, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.  The parties acknowledge and agree that, notwithstanding any law or presumption to the contrary, an electronic or telefaxed signature of either party, whether upon this Lease or any related document, shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

Section 20.12– Intentionally Omitted.
Section 20.13– Governing Law.

This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts as the same may from time to time exist.

Section 20.14– Recording; Confidentiality.

Tenant agrees not to record the within lease. Simultaneously with the execution of this Lease each party hereto agrees to execute a Notice of Lease in the form attached hereto as Exhibit H.  In no event shall such document set forth the rental or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.  Further, each party hereto agrees upon the expiration or earlier termination of this Lease, on request of the other, to execute a Termination of Notice of Lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorney.

Landlord and Tenant each agrees that this Lease, the terms contained herein and any information provided about the other party will be treated as strictly confidential and except as required by law, including any applicable reporting obligations under Legal Requirements, (or except with the written consent of the other party) such party shall not disclose the same to any third party except for such party’s partners, existing and prospective investors, existing and prospective lenders, and existing and prospective purchasers, brokers, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same.

Section 20.15– Notices.

Whenever, by the terms of this Lease, notice, demand, or other communication shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth on the first page of this Lease, and a copy in like fashion to the following (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice):

[**]

Vice President, Hilco Redevelopment, LLC

99 Summer Street, Suite 1110

Boston, Massachusetts 02110

[**]

With a copy to:

[**]

General, Counsel, Hilco Redevelopment, LLC

111 S. Wacker Drive, Suite 3000

Chicago, Illinois 60606

[**]

With a copy to:

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attn: [**]

If intended for Tenant, addressed to Tenant at the address set forth on the first page of this Lease and a copy in like fashion to Tenant(or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice), with a copy to:

[**]

Two International Place, 16th Floor

Boston, MA, 02110

Attn; [**]

email: [**]

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted or (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.  Any notice given by an attorney on behalf of Tenant be considered as given by Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and time periods for giving of notice or taking any action thereto under this Lease.

Section 20.16– When Lease Becomes Binding.

The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change, or modify any of the provisions hereof.  Tenant specifically confirms and acknowledges that: (i) before entering into this Lease, Tenant has made its own observations, studies, determinations and projections with respect to Tenant’s lease of the Premises and all other factors relevant to Tenant’s decision to enter into this Lease; and (ii) neither Tenant nor any representative of Tenant has relied upon any representation by (or any “conversation” with) Landlord or any representative of Landlord with respect to the foregoing not contained in this Lease.

Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter into this Lease and that the person signing this Lease on its behalf has been duly authorized to do so.

Section 20.17– Paragraph Headings.

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Lease.

Section 20.18– Lease Superior or Subordinate to Mortgage.

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Building, or any part thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor.  It is further agreed that any mortgagee may elect to give the rights and interest of the Tenant under this lease priority over the lien of its mortgage.  In the event of either such election, and upon notification by such mortgagee to the Tenant to that effect, the rights and interest of the Tenant under this lease shall be deemed to be subordinate to, or to have priority over, as the case may be, the lien of said mortgage, whether this lease is dated prior to or subsequent to the date of said mortgage.    Landlord agrees to obtain, at its sole cost and expenses, from its current mortgagee of the Property for the benefit of Tenant, a subordination, non-disturbance and attornment agreement (“SNDA”) in the form attached hereto as Exhibit D, within thirty (30) days after the Effective Date.  As may requested by Tenant, from time to time as provided herein, Landlord also agrees to obtain from any future mortgagee of the Property for the benefit of Tenant, an SNDA in such mortgagee’s standard form with such reasonable modifications as reasonably acceptable to such mortgagee and Tenant.  Landlord shall pay any costs which any such mortgagee shall impose for any SNDA.

Section 20.19– Holding-Over.

Any holding-over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance only.  Any such occupancy after such expiration or termination shall be subject to all the terms and provisions of this Lease, except that (a) Tenant shall pay Annual Fixed Rent applicable immediately prior to such expiration or termination of this Lease at the Holdover Percentage (as hereinafter defined), and (b) Tenant shall continue to pay Landlord all Additional Rent, and (c) in the event such hold-over continues for more than sixty (60) days after the end of the Term, Tenant shall be liable for all damages, including, without limitation, lost business and consequential damages, incurred by Landlord as a consequence of such holding-over.  Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.  The “Holdover Percentage” shall be (i) for the first forty-five (45) days of holdover, 125% of the Annual Fixed Rent applicable immediately prior to such expiration or termination of this Lease, and (ii) thereafter, 150% of the Annual Fixed Rent applicable immediately prior to such expiration or termination of this Lease.

Section 20.20– Interest.

All payments becoming due under this Lease from Tenant to Landlord or from Landlord to Tenant and not paid within five (5) business days after due and payable under this Lease shall bear interest from the applicable due date until received at the lesser rate (the “Default Rate”) of: (i) three percent (3%) per annum above the prime rate published from time to time in the Wall Street Journal (or if such newspaper ceases to publish the same, the prime rate so-called announced from time to time by Bank of America (or its successor) (the “Prime Rate”); or (ii) the highest lawful rate of interest permitted at the time in the State.

Section 20.21– Tenant Financials.

If Tenant ceases to be a company whose capital stock is traded on a recognized public exchange, within ten (10) days after Landlord’s demand therefor in connection with a sale or financing of the Building, which may be made no more often than once per year, or an Event of Default, Tenant shall furnish to Landlord, then current financial statements of Tenant, audited, if audited statements have been recently prepared on behalf of Tenant, or otherwise certified as being true and correct by the chief financial officer of Tenant, or by Tenant if the same is an individual.

Section 20.22– Force Majeure.

Neither Landlord nor Tenant shall be liable for failure to perform any obligation under this Lease, except for the payment of money, in the event it is prevented from so performing by strike, lockout, breakdown, pandemic, epidemic or other public health emergency, accident, order or regulation of or by any governmental authority (including, without limitation, any regulatory restrictions on work) or failure to supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services or because of war or other emergency or for any other similar or dissimilar cause beyond its reasonable control, but financial inability shall never be deemed to be a cause beyond a party’s reasonable control, and in no event shall either party be excused or delayed in the payment of any money due under this Lease by reason of any of the foregoing.  In order to make a valid force majeure delay claim, a party must give the other party written notice of the same within ten (10) days after the occurrence of such force majeure event.

Section 20.23– Expansion of Project.

Landlord may expand the Property and/or the Project beyond its respective present boundaries, provided that such expansion does not result in a material adverse effect on Tenant’s Permitted Use of the Premises or Tenant’s Exclusive Use Areas and operation of Tenant’s business therein.  If Landlord shall proceed as aforesaid (which Landlord shall be permitted to do) then Landlord may from time to time elect either to include or exclude the taxes and assessments on the land and buildings of said expansion area as well as all reasonable common area maintenance charges with respect to said expansion area from the Taxes and Operating Costs due hereunder and allocate any such amounts to all or any portion of the Project as Landlord shall reasonably determine.

Section 20.24– Hazardous Materials
(a)	“Hazardous Materials” shall mean any material, substance, chemical or waste that is or has the characteristic of being hazardous, toxic, ignitable, reactive or corrosive, including, without limitation, petroleum, PCBs, asbestos, materials commonly known to cause cancer or reproductive problems and those materials, substances and/or wastes, including wastes which are or later become regulated by any local governmental authority, the state in which the Property is located or the United States Government, including, but not limited to, substances defined as

“hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Occupational Health and Safety Act, 29 U.S.C. 651, et seq.; Chapter 21E of the General Laws of the Commonwealth of Massachusetts and 780 CMR 307; any applicable laboratory BSL criteria (including specific BSL limitations, standards, practices, safety equipment and facility requirements for the applicable BSL pursuant to written guidelines, directives, rules, and/or regulations issued by the U.S. Centers for Disease Control), all environmental laws of the state where the Property is located, and any other federal, state, and/or local environmental law, regulation or ordinance now existing or hereinafter enacted (collectively, “Hazardous Materials Laws”).
(b)	Tenant hereby agrees that Tenant and Tenant’s officers, employees, representatives, agents, contractors, subcontractors, successors, assigns, subtenants, concessionaires, and any other occupants of the Premises (for purposes of this Section 20.24, referred to collectively herein as “Tenant Representatives”) shall not use, generate, manufacture, refine, produce, process, store, or dispose of, on, under or about the Premises or the Property or transport to or from the Premises or the Property any Hazardous Materials, except that Tenant and Tenant Representatives shall be permitted to use normal quantities of such substances as is necessary in the ordinary course of Tenant’s business so long as (i) any such Hazardous Materials must be in amounts and handled by Tenant in compliance with all Legal Requirements, including without limitation, Hazardous Materials Laws and (ii) Tenant’s activities are not categorized as exceeding any BSL other than BSL1 or BSL2.

The list attached hereto as Exhibit F is a complete list of all Hazardous Materials and estimated quantities intended as of the date hereof to be used and stored by Tenant in the Premises as of the Commencement Date, which list of Hazardous Materials and quantities is hereby approved by Landlord.  Subject to the following provisions of this subsection (b), Tenant may make reasonable adjustments to the types of Hazardous Materials and quantities used or stored in the Premises, as required by Tenant’s business operations, so long as: (i) such types and quantities of Hazardous Materials are not Prohibited Hazardous Materials (as defined below) and are materially consistent with the types and quantities of the Hazardous Materials and quantities set forth on Exhibit F and are necessary to Tenant’s business and are otherwise stored, used and disposed of in strict compliance with all applicable Hazardous Materials Laws and with good scientific and laboratory practices; (ii) Tenant has obtained and maintains all licenses, permits, registrations and consents required by applicable law (including, without limitation, Hazardous Materials Laws) to use or store all such types and quantities of Hazardous Materials in the Premises; and (iii) Tenant shall provide Landlord with copies of all such licenses, permits, registrations and consents required by applicable law for all Hazardous Materials used, handled, stored or brought onto the Premises by Tenant, as well as copies of all applications and other governmental filings and reports with respect thereto concurrently with Tenant’s submittal of the same to the applicable governmental authorities.  Tenant shall provide Landlord with an updated list of Hazardous Materials and quantities then used by Tenant upon Landlord’s request from time to time. Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for the storage or use by Tenant or any of Tenant’s Representatives of Hazardous Materials on the Premises or the Property, including without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises or the Property.  Furthermore and notwithstanding any provision in this Lease, under no circumstances shall Tenant use or permit to exist in the Premises, or obtain any license, permit, registration or consent from any local, federal or state governmental agency, authority, commission, board or the like permitting Tenant to use or store in the Premises, any product or material at the Premises that includes or contains polychlorinated biphenyls or any of the Hazardous Materials or classes thereof listed and/or identified on Exhibit G attached hereto (collectively, the “Prohibited Hazardous Materials”).

Notwithstanding anything to the contrary contained in this Lease, during the Term, Tenant shall be entitled to the allocation of Tenant’s Proportionate Share of the maximum allowable chemical quantities (both in use and in storage) permitted by MAQ Codes (defined below) for the first (1st) floor of the Building, subject to Tenant maintaining all licenses, permits and approvals required therefor.  As used herein, “MAQ Codes” shall mean 780 CMR – Massachusetts State Building Code 9th Edition, 527 CMR – Massachusetts Comprehensive Fire Safety Code, and NEPA 45 – Standard on Fire Protection for Laboratories Using Chemicals, 2011 Edition.

(c)	Contamination.
(i)	If at any time during the Term it is determined that any contamination of the Premises and/or the Project in violation of applicable Hazardous Materials Laws has occurred as a result of Tenant’s or Tenant’s Representative’s action or inaction (where action is required by Tenant or such Tenant Representative) and/or that any Hazardous Materials have been released on or about the Premises by Tenant or any Tenant Representatives (collectively, “Contamination”), then Tenant, at Tenant’s sole cost and expense, shall promptly and diligently remove such Hazardous Materials from the Property and/or the land and groundwater underlying or adjacent to the Property to the extent required to comply with applicable Hazardous Materials Laws. Tenant shall not take any required remedial action in response to any Contamination in or about the Property or any adjacent property, or enter into any settlement agreement, consent, decree, or other compromise in respect to any claims relating to any Contamination, without first procuring Landlord’s consent and notifying Landlord of Tenant’s intention to do so, and affording Landlord the opportunity to appear, intervene, or otherwise appropriately assert and protect Landlord’s interest with respect thereto at Tenant’s expense. In the event of a Contamination, Landlord and Tenant shall jointly prepare a remediation plan in compliance with all Hazardous Materials Laws. In addition to all other rights and remedies of the Landlord hereunder, in the event of a Contamination, if Tenant does not promptly and diligently take all steps to prepare and obtain all necessary approvals of a remediation plan for any Contamination, and thereafter commence the required remediation of any Hazardous Materials released or discharged in connection with Contamination within thirty (30) days after all necessary approvals and consents have been obtained and thereafter continue to prosecute such remediation to completion in accordance with the approved remediation plan and all Legal Requirements including, without limitation, Hazardous Materials Laws, then Landlord, at its sole discretion, shall have the right, but not the obligation, to cause such remediation to be accomplished, and Tenant shall reimburse Landlord, as Additional Rent, within thirty (30) days of Landlord’s demand for reimbursement of all amounts actually, reasonably paid by Landlord, when such demand is accompanied by proof of payment by Landlord of the amounts demanded plus interest. Tenant shall promptly deliver to Landlord, copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Property as part of Tenant’s remediation of any Contamination. If there are any actionable levels of Hazardous Material on, in, or under the Premises as of the Effective Date and the same were not brought to the Premises by Tenant or anyone claiming by, through or under Tenant, then Landlord shall, at its sole cost and expense, perform all remediation of such pre-existing Hazardous Materials required by applicable Hazardous Materials Laws, and shall indemnify, defend and hold Tenant harmless from any and all remediation costs incurred by Tenant with respect thereto.
(ii)	In the event of a Contamination, Tenant shall cause any and all Hazardous Materials removed from the Property as part of the required remediation of Contamination to be removed and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes in compliance with all applicable Hazardous Materials Laws.
(d)	Notification Obligations. Tenant shall immediately notify Landlord orally and in writing of: (i) any enforcement, clean up, removal, or other governmental or regulatory action instituted, contemplated, or threatened concerning the Property pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any governmental agency, authority or other third person against Tenant or the Property relating to damage contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Materials on or about the Property; and (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Property pertaining to items (i) or (ii), including any complaints, notices, warnings, or asserted violations in connection therewith, all upon receipt by Tenant of actual knowledge of any of the foregoing matters. Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings, or asserted violations relating in any way to the Property or Tenant’s use thereof.
(e)	Indemnification.
(i)	Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord with Landlord agreeing that counsel selected by Tenant’s insurer is hereby approved), protect, and hold Landlord, and each of the Landlord Parties, free and harmless from and against any and all claims, actions, causes of action, liabilities, obligations, damages, penalties, forfeitures, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs), or death of or injury to any person or damage to any property whatsoever, to the extent arising from or caused by: (i) any Contamination caused by Tenant; (ii) Tenant’s violation of any Hazardous Materials Laws; and/or (iii) Tenant’s breach of any of its obligations set forth in this Section 20.24. Tenant’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Project or any adjacent property or groundwater, and the preparation and implementation of any closure, remedial action, or other required plans in connection therewith resulting from any Contamination. For purposes of the indemnity provisions hereof, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, licensee, or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be attributable to Tenant.
(ii)	The obligations and liabilities undertaken, and indemnifications given, by Tenant under this Article shall be the exclusive provisions under this Lease, applicable to the subject matter treated in this Article, and any other conflicting or inconsistent provisions contained in this Lease shall not apply with respect to the subject matter.
(f)	End of Lease Obligations.
(i)	Prior to the expiration of this Lease, Tenant shall:
(1)provide to Landlord a copy of the most current waste removal manifest for Hazardous Materials;
(2)clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping,

supply lines, waste lines, holding tanks, ph/acid neutralization systems, and plumbing systems in and/or serving the Premises, and all exhaust or other ductwork in and/or serving such the Premises (collectively, the “Premises Systems”), in each case which has carried or released or been exposed to any Hazardous Material, and shall otherwise clean the Premises (to the point of ceiling penetration) and the Premises Systems so as to permit the report hereinafter called for by subsection (3) below to be issued; and
(3)obtain for Landlord, at Tenant’s expense, a report addressed to Landlord and Landlord’s designees by a reputable licensed environmental engineer or certified industrial hygienist acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Premises and the Premises Systems, which concludes that all Hazardous Materials, to the extent, if any, existing prior to such decommissioning (except pre-existing Hazardous Materials that may be present in building materials), have been removed as necessary so that the interior surfaces of the Premises (including but not limited to floors, walls, ceilings, and counters), and the Premises Systems, may be reused by a subsequent tenant or disposed of in compliance with applicable Hazardous Materials Laws without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials, and without incurring regulatory compliance requirements or giving notice pursuant to Hazardous Material Laws; and that the Premises may be reoccupied for office, research or laboratory use, demolished or renovated without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials, and without incurring regulatory requirements or giving notice pursuant to Hazardous Materials Laws.  For purposes of this clause (iii), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up locations, the tests run and the analytic results.  In addition, to the extent Tenant used, stored, generated or disposed of, any radioactive or radiological substances on or about the Premises, Tenant shall: (x) require such decommissioning also to be conducted in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, and (y) cause the Premises and the Premises Systems to be released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation.

(ii)	Notwithstanding any provision of this Lease to the contrary, Tenant shall in no event have any liability (by way of indemnification or otherwise) for removal or remediation of any actionable levels of Hazardous Materials from the Premises or the Property or for any loss or damage, to the extent that such actionable levels of Hazardous Materials (and in no event shall “Contamination” under this Section 20.24 be defined or interpreted to include) existed in, on or under the Premises or the Property, as the case may be, on the Commencement Date.
(g)	Notice of Activity and Use Limitation.
(i)	Tenant acknowledges and agrees that in using or occupying the Premises for the purpose anticipated under the Lease, Tenant shall not violate the terms and provisions of the Notice of Activity and Use Limitation recorded with respect to the Property on April 30, 1997 in the Middlesex County Registry of Deeds or Notice of Activity and Use Limitation recorded with respect to the Property on January 9, 2012 in Book 58247, Page 561 at the Middlesex County Registry of Deeds (collectively, the "AUL") or any Notice of Activity and Use Limitation filed after the Effective Date (the “Future AUL”), provided such Future AUL is required to achieve a Permanent Solution for the Property and does not adversely impact Tenant’s use of the Premises or the Building. To the extent that the Tenant Improvements or any Alterations approved by Landlord require regulatory filings, submittals or actions to comply with the AUL or any Future AUL and notwithstanding the provisions of Section 12.3, above, when such work would not have required any such regulatory filings, submittals or actions in the absence of the AUL or any Future AUL, Landlord shall, upon reasonable notice and at Landlord's sole expense, promptly make or perform such required regulatory filings, submittals or actions.
(ii)	In its ownership, operation and management of the Building and the Property, Landlord shall not violate the terms and provisions of the AUL or the Future AUL. Landlord has further disclosed to Tenant, and Tenant herein acknowledges, that Landlord and/or a third party has and will continue after the Commencement Date, to conduct certain environmental remediation of the Property at the sole cost and expense of Landlord (and not included in Operating Costs) or such third party, including but not limited to, soils and groundwater underlying the Premises, in accordance with Legal Requirements and specifically the Massachusetts Contingency Plan, relating to Release Tracking Number 3-449, and said environmental remediation shall, to the extent required by applicable Legal Requirements, or otherwise believed to be commercially reasonable by Landlord, include a subslab depressurization (“SSD”) system (the “SSD System”) and potential operation of a soil vapor extraction (“SVE”) system (if and to the extent required), and a periodic monitoring program as required by applicable Legal Requirements, all necessary to achieve a

Permanent Solution for the Property (herein the “Existing Environmental Work”). Tenant shall not interfere with the Existing Environmental Work.
(iii)	If in connection with Tenant’s performance of the Tenant Improvements or any Alterations approved by Landlord, Tenant is required to incur additional costs in order to comply with the AUL, or any Future AUL, Tenant shall so notify Landlord ten (10) days prior to incurring such additional costs, and, notwithstanding the provisions of Section 12.3, above, Landlord shall pay for such additional costs to the extent such costs would not have been incurred in the absence of the AUL or any Future AUL. By way of example, if the Tenant Improvements involve subsurface work, the costs of any soil removal, management and off-site disposal that would be incurred whether or not any AUL or Future AUL existed would be Tenant’s obligation to pay as part of the Construction Costs (subject to Landlord’s Contribution), but to the extent that Tenant must incur additional expense to comply with additional obligations relating to soil management and disposal due to the pre-existing conditions addressed in the AUL or any Future AUL (such as any requirements to create a new Health and Safety Plan or a new Soil Management Plan), Landlord shall pay for such additional costs that would not have been incurred in the absence of the AUL or any Future AUL.
(h)	MWRA. When required by applicable Legal Requirements, Tenant shall apply for, obtain, strictly comply with, and keep in force a Sewer Use Discharge Permit from the Massachusetts Water Resources Authority (the “MWRA Permit”) covering the Hazardous Materials and processes used by Tenant in its business operations at the Premises. Tenant shall provide a copy of each such MWRA Permit to Landlord, together with a written description and detailed guidelines of any laboratory operating conditions required pursuant to the MWRA Permit, within ten (10) business days after the issuance of such MWRA Permit or any amendment to modification thereto.
(i)	Audit Rights.
(i)	Tenant shall conduct on an annual basis, using a qualified independent environmental auditor or Licensed Site Professional (“LSP”) approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), an environmental compliance audit (“Environmental Compliance Audit”) of the Premises and the operations, equipment, facilities and fixtures therein, in order to assess their environmental compliance and pollution practices with respect to Hazardous Materials. The first such Environmental Compliance Audit shall be conducted and completed not later than the first (1st) anniversary of the Commencement Date, and subsequent audits shall be conducted and completed every two (2) years thereafter by the anniversary of such date; provided, however, that following receipt of a written request by Tenant accompanied by a certification made by Tenant that no material change has occurred in the

Hazardous Materials used in the Premises or in the operations, equipment, facilities and fixtures therein since the date of the most recent prior Environmental Audit Report (as hereinafter defined) submitted to Landlord, Landlord shall have the right, in its reasonable discretion, to waive the requirement for such an Environmental Compliance Audit and submission of an Environmental Audit Report at any such two (2) year anniversary. Subject to the proviso set forth in the immediately preceding sentence, Tenant shall submit to Landlord a written report of such audit (“Environmental Audit Report”) prepared by such independent environmental auditor or LSP within ten (10) business days following the completion of such Environmental Compliance Audit. If any such Audit Report reveals material non-compliance by Tenant with any Hazardous Materials Laws on the Premises, then Tenant shall deliver to Landlord for its approval a corrective action plan (“Corrective Action Plan”) within thirty (30) days of the submission of the Environmental Audit Report, containing an explanation of the non-compliance, the proposed corrective action and a schedule for the implementation of the proposed corrective action. If Landlord in good faith reasonably disagrees with any portion of the Corrective Action Plan, Tenant and Landlord agree to attempt to resolve the disagreement through informal good faith negotiations. If the parties are unable to reach an agreement through informal negotiations, either party may request the selection of a neutral panel including a neutral LSP, to resolve the dispute. Tenant and Landlord shall jointly select, retain, and share the cost of, a neutral panel agreed to by both parties. This neutral panel shall receive submissions from both Landlord and Tenant and shall render a written decision which shall be final and binding on both parties. Within thirty (30) days after Landlord approves the Corrective Action Plan, Tenant shall commence and expeditiously proceed to complete, at its sole cost and expense, the remediation plan set forth therein. Notwithstanding the foregoing, if any governmental authority with jurisdiction over the Premises establishes a remediation plan or schedule for the above-referenced non-compliance, such governmental authority’s plan or schedule shall control. If Tenant does not complete the required actions in the time periods set forth above, Landlord shall have the right, but not the obligation, to enter upon the Premises without abatement of Rent and implement any remediation actions which it deems required by law to address such non-compliance. If Landlord implements any action pursuant to the foregoing sentence, Tenant shall pay Landlord’s entire cost of performing such work (including an amount for fully allocated administrative charges), including, without limitation of other claims or damages that Landlord may have against Tenant arising out of the terms of this Lease or otherwise.
(ii)	Notwithstanding anything contained in this subsection (i), Landlord shall have the right to conduct an Environmental Compliance Audit of the Premises and Tenant’s operations, equipment, facilities and fixtures thereon. Landlord’s audit shall have the same effect as an audit by Tenant, and at the discretion of Landlord may be substituted for Tenant’s annual audit.
(iii)	If Landlord believes in good faith that a violation relating to Hazardous Materials and Tenant’s activities, Landlord and its officers, employees, contractors or agents shall have the right, but not the duty or obligation, to enter upon the Premises from time to time for the purposes of inspections, investigations, testing, borings, remediation and all other actions required in order to comply with applicable Hazardous Materials Laws and the terms and conditions of this Section 20.24. Tenant shall be required to pay the cost of such inspections, investigations, borings and other actions if there is a violation of this Lease or if contamination for which Tenant is liable under this Lease is identified. Landlord shall not be liable to Tenant in any manner for any expense, loss or damage occurring by reason of the aforesaid entries (unless due to Landlord’s gross negligence or willful misconduct), nor shall the exercise of any such right be deemed an eviction or disturbance of Tenant’s use or possession.
(j)	Survival. Landlord’s and Tenant’s obligations under this Section 20.24 shall survive the expiration or early termination of this Lease.
Section 20.25– REIT/UBTI.

Landlord and Tenant hereby agree that it is their intent that all Rent shall qualify as “rents from real property” within the meaning of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the U.S. Department of the Treasury Regulations promulgated thereunder (the “Regulations”).  In the event that (i) the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, shall be changed so that any Rent no longer so qualifies as “rent from real property” for purposes of either said Section 512(b)(3) or Section 856(d) or (ii) Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of either said Sections 512(b)(3) or 856(d), such Rent shall be adjusted in such manner as Landlord may require so that it will so qualify; provided, however, that any adjustments required pursuant to this Section 20.25 shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to such adjustment.  The parties agree to execute such further commercially reasonable instrument as may reasonably be required by Landlord in order to give effect to the foregoing provisions of this Section 20.25.

Without limitation of the foregoing and notwithstanding anything contained in this Lease to the contrary, if a sublease, or license of all or any portion of the Premises is permitted under this Lease, the provisions of this Section 20.25 shall continue to apply, and any rent or other amounts received or accrued by Tenant from such sublease, or license shall not be based on the income or profits of any such sublessee, or licensee.

Section 20.26– Patriot Act.

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that to the best of Tenant’s knowledge: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation.  At Landlord’s request Tenant shall furnish to Landlord evidence confirming the representations in this Section.  Notwithstanding anything to the contrary contained in this Section 20.26, so long as Tenant or its ultimate parent is a company whose capital stock is traded on a recognized public exchange, Tenant makes no representations or warranties as to the persons or entities owning an interest in Tenant.

As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that to the best of Landlord’s knowledge: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Landlord is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation.  At Tenant’s request Landlord shall furnish to Tenant evidence confirming the representations in this Section.  Notwithstanding anything to the contrary contained in this Section 20.26, so long as Landlord or its ultimate parent is a company whose capital stock is traded on a recognized public exchange, Landlord makes no representations or warranties as to the persons or entities owning an interest in Landlord.

Section 20.27– Right of First Offer.

(a)Provided that the ROFO Conditions (as defined below in this Section 20.27) have then been satisfied, Tenant shall have a right, from and after the first (1st) anniversary of the Commencement Date (the “ROFO Period”), to lease that portion of the offered ROFO Space (as hereinafter defined), if any when such portion of the ROFO Space becomes “available for lease” to Tenant, subject only to (I) the rights of the existing tenants in the ROFO Space that are set forth in Exhibit I attached to this Lease and (II) the right of any such tenant to renew or extend the term of its lease and the right of Landlord and any tenant to enter into a negotiated extension of such tenant’s lease (whether currently contained in such tenant’s lease or otherwise).  “ROFO Space” shall mean any space in the Building described on EXHIBIT I hereto which becomes available for lease during the ROFO Period, including the portions of the Building currently leased to Repligen.  For the purposes of this Section 20.27, any ROFO Space shall be deemed to be "available for lease to Tenant" when Landlord determines, in its sole discretion, such area becomes available for leasing to Tenant (i.e. when the ROFO Space becomes or is scheduled to become vacant, subject to the priority interests of other parties as set forth above, if any).  Notwithstanding anything to the contrary, with respect to space that is vacant as of the Effective Date the same shall not be deemed to be available for lease to Tenant until after the initial leasing thereof.  Prior to offering to lease a ROFO Space to any party other than those with a priority interest in such space as set forth above during the ROFO Period, Landlord shall deliver notice thereof to Tenant (a “ROFO Notice”) setting forth the date Landlord anticipates that the applicable ROFO Space will become available for leasing, Landlord's designation of the Prevailing Market Rent for the ROFO Space (the “ROFO Prevailing Market Rent”), the length of the term for such ROFO Space, and such other terms as Landlord is prepared to lease such ROFO Space to a third party.  Tenant shall have the option (a “ROFO Option”), exercisable by Tenant delivering written notice to Landlord within seven (7) business days after delivery by Landlord of the applicable ROFO Notice, to either (i) lease all of the applicable ROFO Space on all of the terms set forth in the ROFO Notice (a “Acceptance Notice”), or (ii) provide Landlord with a counteroffer of Landlord’s designation of ROFO Prevailing Market Rent (“Tenant’s RFO Objection Notice”) but otherwise lease all of the applicable ROFO Space on all of the other terms set forth in the ROFO Notice.  If Tenant fails to provide either an Acceptance Notice or a Tenant’s RFO Objection Notice within such seven (7) business day period, Tenant shall be deemed to have rejected such ROFO Notice and Landlord shall be free to lease such ROFO Space to any third party or any terms and conditions determined by Landlord; provided that Landlord shall re-offer such space to Tenant if either (i) Landlord proposes to lease such space for a net effective rent which is less than 90% of the net effective rent offered to Tenant in the ROFO Notice, or (ii) Landlord has not entered into a lease with respect to such ROFO Space within 12 months following the ROFO Notice with respect to such space.

(b)If Tenant timely and properly provides Tenant’s Acceptance Notice, Tenant shall lease the ROFO Space at the ROFO Prevailing Market Rent and upon the other terms set forth in Landlord’s ROFO Notice.  If Tenant timely and properly provides Tenant’s RFO Objection Notice, then Tenant shall lease the ROFO Space on all of the terms set forth in the ROFO Notice, except that the ROFO Prevailing Market Rent shall be determined as follows:  The parties shall negotiate in good faith for thirty (30) days (“Negotiation Period”) after Landlord’s receipt of a RFO Objection Notice.  If the parties cannot reach an agreement as to the designation of ROFO Prevailing Market Rent within the Negotiation Period, then ROFO Prevailing Market Rent shall be determined by the procedures set forth in Section 3.4 of this Lease (provided that ROFO Prevailing Market Rent shall be substituted for the definition of Prevailing Market Rent in said Section 3.4).  If Tenant timely and properly gives Landlord Tenant’s RFO Objection Notice, then Landlord shall lease to Tenant and Tenant shall hire and take from Landlord, such ROFO Space, upon all of the terms set forth in the ROFO Notice and otherwise upon the same terms and conditions of the Lease except that the ROFO Prevailing Market Rent shall be determined as set forth above.

(c)ROFO Conditions.  Tenant shall have no right to exercise any ROFO Option or to lease any ROFO Space, and Landlord shall have no obligation to deliver a ROFO Notice, unless all of the following conditions have been satisfied:  (i) no Event of Default has occurred which shall not have been cured; and (ii) the initially named Tenant (or a Permitted Transferee) is in occupancy of at least 75% of the originally demised Premises as of the date of the ROFO Notice (the “ROFO Conditions”).
(d)Terms.  Effective as of the date on which Landlord delivers the ROFO Space to Tenant (the “ROFO Space Commencement Date”):
i.The ROFO Space shall be added to and be deemed to be a part of the  Premises on the term therefor set forth in the ROFO Notice, and on all of the terms and conditions of this Lease (except as otherwise provided in this Section 20.27);
ii.The ROFO Space shall be delivered free of all tenants and occupants and otherwise in its “as is” condition as of the date of the ROFO Notice; Landlord shall not be obligated to perform any work or improvements or to provide any allowances or inducements with respect thereto (except as shall have been provided in the ROFO Notice and provided that the ROFO Prevailing Market Rent takes the same into account on a net effective basis as a relevant factor); and
iii.Annual Fixed Rent for the ROFO Space shall be as set forth in the ROFO Notice or as determined pursuant to the provisions of this Section 20.27.
(e)Amendment.  The delivery of the Acceptance Notice or Tenant’s RFO Objection Notice by Tenant shall constitute the irrevocable and unconditional acceptance by Tenant of the offer to lease the ROFO Space upon all of the terms and conditions set forth in the ROFO Notice or determined in accordance with this Section 20.27.  Without limitation, if Tenant timely delivers an Acceptance Notice or Tenant’s RFO Objection Notice and exercises the ROFO Option, upon request made by either party, Landlord and Tenant will execute, acknowledge and deliver an amendment to this Lease confirming the ROFO Space Commencement Date, Fixed Rent and Additional Rent payable with respect to the ROFO Space, the incorporation of the ROFO Space into the Premises, and the modifications to this Lease resulting therefrom, as set forth this Section 20.27.

Section 20.28—Parking.

Tenant shall have the right, subject to the terms hereof, to utilize parking spaces in the surface parking lots within the Project at a ratio of 3 spaces per 1,000 rentable square feet of the Premises (the foregoing referred to herein as “Tenant’s Parking”).  Tenant’s Parking shall not be reduced during the Term, and in connection with any expansion of the Premises, Tenant’s Parking shall be increased based on a ratio of 3 spaces per 1,000 rentable square feet in the expansion space.  Tenant’s spaces within Tenant’s Exclusive Parking area shall not be re-located or reduced in size.  Tenant’s parking generally is on an unassigned non-exclusive basis, at no additional rental or other charge, all subject to existing tenant rights and the rights of other tenants of the Property for ingress and egress to the parking areas on the Property; provided however that the parking spaces within Tenant’s Exclusive Parking identified on Exhibit A-4 attached hereto shall be separately identified as exclusive areas for Tenant’s Parking.  Tenant’s Parking shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals.  During the Term, as the same may be extended, Tenant shall have the right, in common with all other tenants of the Building, to use the surface parking lot, without charge, on a first-come, first-served basis.

Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot.  Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees.  Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.

Tenant’s Parking shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time during the Term.  Landlord agrees that such rules and regulations shall be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to all other tenants of the Building of a similar nature of Tenant.  Tenant’s Parking is non-assignable and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building.  All such appurtenant rights for parking as set forth in this Article are automatically terminated upon termination of this Lease, and shall have no separate independent validity or legal standing.  Landlord reserves the right to relocate and/or temporarily close any or all of the parking facilities to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the parking facility provided Landlord shall reopen the same or provide replacement parking facilities as soon as practicable thereafter.

Section 20.29 -Letter of Credit.
(a)Concurrently with Tenant’s execution of this Lease, Tenant shall provide Landlord with a letter of credit (“Letter of Credit”) in the amount of the Security Deposit as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease.  The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon a commercial bank which is reasonably satisfactory to Landlord and Tenant (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000.  The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably satisfactory to Landlord.   If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify.  The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Lease Term (and in no event shall the Letter of Credit expire prior to the 60th day following the Expiration Date) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than 30 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit.  The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boston, Massachusetts.  Except as otherwise expressly stated herein, this Letter of Credit is governed by and subject to the “International Standby Practices of ISP 98 (1998 Revision), International Chamber of Commerce Publication No. 590.”
(b)Application of Security.  If (i) an Event of Default by Tenant occurs and is continuing in the payment of any amounts due under this Lease, including the payment of Rent, or (ii) Landlord receives a Non-Renewal Notice, or (iii) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Annual Fixed Rent, Additional Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default beyond any applicable cure periods, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (iii) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Section.  If Landlord applies or retains any part of the proceeds of the Letter of Credit, or cash security, Tenant, and within ten (10) days, shall amend the Letter of Credit to increase the amount thereof by the amount so applied or retained or provide Landlord with an additional Letter of Credit in the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times during the Lease Term.  The Letter of Credit or cash security, as the case may be, or balance thereof shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease and the completion of all of Tenant’s obligations under this Lease.

(c)Transfer.  The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease.  In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor.  The provisions of this subsection (c) shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord.  In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Landlord’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
(d)Maintenance of Letter of Credit by Tenant.  If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section.  Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the date which is sixty (60) days after the Expiration Date, or if Tenant otherwise fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section, Landlord shall have the right to present the Letter of Credit to the Issuing Bank (accompanied by a letter or certificate executed by a representative of the Landlord stating that the Landlord is entitled to draw on this Letter of Credit under this Lease) in accordance with the terms of this Section, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any breach or default by Tenant under this Lease.
(e)Landlord’s Right to Draw Upon Letter of Credit.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease which continues beyond applicable notice and cure periods.  If Tenant shall be in default hereunder beyond any applicable grace or cure periods, Landlord may, but without obligation to do so, upon notice to Tenant (accompanied by a letter or certificate executed by a representative of the Landlord stating that the Landlord is entitled to draw on this Letter of Credit under this Lease), draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from such Tenant’s breach or default.  The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit.  No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.  Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
(f)Notwithstanding the foregoing, provided that no Event of Default has occurred prior to or on the fourth (4th) anniversary of the Rent Commencement Date (the “L/C Reduction Date”), Tenant shall have the right to request by written notice to Landlord delivered within thirty (30) days after the First L/C Reduction Date that the Security Deposit be reduced to $2,426,666.67 (the “Reduced L/C Amount”).  Tenant’s new Letter of Credit shall meet the requirements of this Section 20.29 reflecting the Reduced L/C Amount, and subject to the terms hereof, Landlord and Tenant shall cooperate to arrange for delivery of the new Letter of Credit and return to Tenant of the original Letter of Credit.

Notwithstanding the foregoing, provided that no Event of Default has occurred prior to or on the eighth (8th) anniversary of the Rent Commencement Date (the “Security Deposit Elimination Date”) and the the Security Deposit shall have been previously reduced to the Reduced L/C Amount, then Tenant shall have the right to request by written notice to Landlord delivered within thirty (30) days after the Security Deposit Elimination Date that the Security Deposit be reduced to $0.  Subject to the terms hereof, Landlord shall return to Tenant the Letter of Credit then being held by Landlord for the Security Deposit within thirty (30) days after receipt of Tenant’s written request.

Section 20.30 – Roof Rights.
(a)	Subject to the terms and conditions hereof, Tenant shall have the right, at no additional charge, but otherwise subject to the terms and conditions of this Lease, to use the surface space on the roof of the Building within the entire rooftop area above the Premises, subject to Landlord’s prior reasonable approval, but only to the extent necessary to allow Landlord to perform its maintenance and repair obligations with respect to the roof (the “Roof Area”), for the purpose of installing (in accordance with Article XII), operating and maintaining [telecommunications equipment and/or supplemental HVAC devices] (collectively, the “Tenant’s Roof Equipment”) approved by Landlord.
(b)	Tenant shall install Tenant’s Roof Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including without limitation Article XII. Tenant shall not install or operate Tenant’s Roof Equipment until it receives prior written approval of the plans for such work (including the manner in which the Tenant’s Roof Equipment are attached to the roof of the Building and the manner in which any cables are run to and from the Tenant’s Roof Equipment) in accordance with Article XII. Landlord may withhold approval if the installation or operation of Tenant’s Roof Equipment reasonably would be expected to damage the Base Building, but otherwise Landlord shall not unreasonably withhold, condition or delay approval. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Tenant’s Roof Equipment. In addition, if required by any governmental approvals or if at any time Landlord, in its sole but reasonable discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Tenant’s Roof Equipment.

Tenant shall engage Landlord’s roofer before beginning any rooftop installations or repairs of Tenant’s Roof Equipment, whether under this Section 20.30 or otherwise, and shall always comply with any roof warranty governing the protection of the roof and modifications to the roof.  Tenant, at its sole cost and expense, shall inspect the Roof Area periodically (and at least once per year) and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of Tenant’s Roof Equipment.

(c)	Tenant agrees that the installation, operation and removal of Tenant’s Roof Equipment shall be at its sole risk. Tenant shall indemnify and defend Landlord and the Landlord Parties against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the negligence or willful misconduct of Landlord or a Landlord Party) arising out of the installation, use, operation, or removal of Tenant’s Roof Equipment by Tenant or its employees, agents, contractors, or invitees, including any liability arising out of Tenant’s violation of this Section 20.30. Landlord assumes no responsibility for interference in the operation of Tenant’s Roof Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by Tenant’s Roof Equipment. The provisions of this Section 20.30 shall survive the expiration or earlier termination of this Lease.
(d)	Upon the expiration or earlier termination of the Lease, Tenant, at its sole cost and expense, shall (i) remove Tenant’s Roof Equipment from the Roof Area in accordance with the provisions of this Lease and (ii) leave the Roof Area in good order and repair, reasonable wear and tear excepted. If Tenant does not remove

Tenant’s Roof Equipment when so required, Landlord may remove and dispose of it and charge Tenant for all costs and expenses incurred.
(e)	It is understood and agreed that the installation, maintenance, operation and removal of the Tenant’s Roof Equipment and aesthetic screening, if any, is not permitted to damage the Building or the roof thereof, nor interfere with the use of the Building and roof by Landlord. Tenant shall be responsible for any damage to the roof or any other part of the Building caused by Tenant or any of its agents, contractors or representatives in the exercise of Tenant’s rights under this Section 20.30. If Tenant’s Roof Equipment (i) causes physical damage to the Base Building, (ii) materially interferes with any telecommunications, mechanical or other systems located at or servicing the Building, or (iii) interferes with any other service provided to other tenants in the Building, in each case in excess of that permissible under F.C.C. or other regulations (to the extent that such regulations apply and do not require such tenants or those providing such services to correct such interference or damage), Tenant shall within ten (10) business days of notice of a claim of interference or damage cooperate with Landlord or any other tenant or third party making such claim to determine the source of the damage or interference and effect a prompt solution at Tenant’s expense (if Tenant’s Roof Equipment caused such interference or damage).
(f)	Tenant agrees that if Landlord makes or plans to make any repairs, alterations, modifications, additions or improvements to the Building (including any repairs or replacement of the roof, other components of the Base Building) that will require an adjustment or modification to the Roof Area or removal of the Tenant’s Roof Equipment in order to perform such work, Tenant shall be responsible, at Landlord’s cost, for the removal and storage of such Tenant’s Roof Equipment and any re-installation thereof in the Roof Area after completion of such work by Landlord. Landlord shall give Tenant at least ninety (90) days’ prior written notice of any request for such removal of the Tenant’s Roof Equipment, except in cases of emergency for which no prior written notice shall be required.
(g)	Notwithstanding anything to the contrary herein, the Tenant’s Roof Equipment may be used only in direct support of Tenant’s operations at the Premises, and Tenant shall not be permitted to license or grant other parties the right to use the same, nor shall Tenant allow its service providers to use the Roof Area and/or Tenant’s Roof Equipment to provide services to any other party, or to facilitate the provision of services by any other service provider. Landlord hereby reserves the right to grant roof rights to other tenants or telecommunications service providers from time to time. Tenant shall also cooperate with any uniformly applied reasonable rooftop management policy and any telecommunications management policy which Landlord may implement for the Building.
Section 20.31 – pH Neutralization System.

As part of the Tenant Improvements or in connection with any future Alteration, Tenant may install a pH neutralization system for the Premises, subject to Landlord’s prior approval of the plans and specifications therefor in accordance with the provisions of Article VII, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall have the right to connect to and use the pH neutralization system (which shall be a dedicated system for the Premises and not a Building system), subject to the following conditions:

(1)	Tenant’s use of the pH neutralization system shall be at Tenant’s sole risk to the extent permitted pursuant to applicable laws.
(2)	Tenant’s use of the pH neutralization system shall be undertaken by Tenant in compliance with all applicable laws and Tenant shall obtain any and all permits, including, but not limited to the MWRA Permit, required in connection with such use by Tenant.
(3)	Initially, the pH neutralization system shall be installed in the location designated therefor in the Tenant Improvement Plans as approved by Landlord.
(4)	The costs to operate, maintain, and repair the pH neutralization system shall be at Tenant’s sole cost and expense (provided that the Landlord’s Contribution may be applied toward the cost incurred by Tenant to install the same).
(5)	The use of the pH neutralization system shall be subject to the rules and regulations for the Building.

Tenant shall not introduce any substances or materials into the pH neutralization system which (x) are in violation of the terms of the MWRA Permit, (y) are in violation of applicable laws, or (z) would interfere with the proper functioning of the pH neutralization system.

Section 20.32 – Specialty Systems.

Tenant shall have the right to install, at Tenant’s sole cost, a back-up generator on the Property and associated gas line and related components, water treatment and LN2 Systems (collectively, the “Tenant’s Specialty Systems”), in the locations designated therefor by Landlord, subject to Landlord’s prior written approval of Tenant’s plans and specifications therefor, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall also have the non-exclusive right to access those portions of the Building and the Property, to the extent necessary for the installation, operation, maintenance, and repair of the Tenant’s Specialty Systems.  Landlord shall have no obligations to Tenant with respect to the installation, operation, repair, maintenance or replacement of the Tenant’s Specialty Systems.  Tenant shall be responsible, at Tenant's sole cost and expense, for maintaining, testing, refueling and cleaning the Tenant’s Specialty Systems, all in compliance with applicable laws.  Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing each of the Tenant’s Specialty Systems (and a copy thereof shall be furnished to Landlord).  The service contract must include all services suggested by the equipment manufacturers in the operation/maintenance manual or required by applicable government laws, ordinances, rules and regulations.  Landlord may, upon notice to Tenant, enter into such a maintenance/service contract on behalf of Tenant or perform the work and, in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord's overhead.

Tenant acknowledges and agrees that access to any portion of the Tenant’s Specialty Systems located outside of the Premises shall be subject to coordination with the Landlord for such access.  Tenant shall at all times comply with any and permits and approvals issues by applicable governmental authorities with respect to the use of the Tenant’s Specialty Systems.  Tenant’s use of the Tenant’s Specialty Systems shall not at any time:  cause any interference with (w) the Building’s operating or mechanical systems, (x) the operations of any tenant in the Building, (y) any telecommunications equipment in or on the Building (A) of any telecommunications service provider which makes its services available generally to the tenants of the Building or (B) serving a larger portion of the Building than the Premises.  Notwithstanding anything to the contrary contained in Section 12.1 of the Lease, following notice to Tenant asking Tenant to remove Tenant’s Specialty Systems prior to the termination of the Lease and Tenant failing to complete such removal, in the event Landlord elects to remove any of Tenant’s Specialty Systems and completes the removal thereof within ninety (90) days following the end of the Term, Tenant shall reimburse Landlord for its actual, documented, out-of-pocket costs of such removal within thirty (30) days following Tenant’s receipt of Landlord’s invoice therefor, accompanied by reasonably detailed documentation supporting such costs, given delivered within fifteen (15) days following the completion of such removal; provided, however, that Landlord shall have delivered Tenant an estimate of such costs of removal no later than five (5) business days prior to the commencement of such removal.  Landlord shall have the right to retain the Letter of Credit until Landlord’s receipt of Tenant’s reimbursement of such removal costs; provided that Tenant shall have the right to deposit with Landlord a cash security deposit for the cost of such removal in lieu of the Letter of Credit, in which event Landlord will return the Letter of Credit to Tenant promptly after its receipt of such a cash security deposit.

Section 20.33 – Building Security and Security System.

Landlord reserves the right from time to time to modify components of the access procedures or other security measures for the Building or other portions of the Property, or to institute, modify, supplement, or discontinue any particular security measures, access control procedures or equipment for the Building, as Landlord deems advisable.  Landlord does not warrant or guarantee the effectiveness of any such security measures, system or procedures.  Tenant acknowledges that security measures and access control procedures from time to time in effect are solely for the convenience of tenants generally and are not intended to secure the Premises or to guarantee the safety or security of any persons in or about the Premises or the Property.  Tenant shall have the right to install security systems for the Premises in accordance with the terms and provisions of Article XII.

Section 20.34 – Repairs/Self Help.

If Landlord fails to make any of the repairs required to be made by Landlord under this Lease within thirty (30) days after receipt of written notice from Tenant of the necessity therefor (or if such repair cannot reasonably be made within thirty (30) days, then within such reasonable additional time, provided that Landlord has commenced the repair within such initial thirty (30) day period and thereafter diligently prosecutes the same to completion), Tenant, in addition to any other rights it may have hereunder, shall have the right to send a second written notice to Landlord indicating Tenant’s intent to exercise self-help, and if Landlord fails to perform such repairs within ten (10) days after Landlord’s receipt of such notice of intent to exercise self-help, Tenant may make said repairs on behalf of Landlord and charge Landlord for the reasonable cost thereof; provided, however, that Tenant’s right hereunder to exercise self-help shall be limited to the interior, non-structural portions of the Premises and dedicated systems and equipment exclusively serving the Premises (and specifically excluding any base building or shared systems or facilities), and provided further that Tenant shall not violate or render void any warranties maintained by Landlord.  If, in an emergency, in Tenant’s reasonable opinion, any such repairs are immediately necessary to avoid damage to the Premises, then the foregoing thirty (30) day and ten (10) day notice and cure periods may be shortened or eliminated as warranted, taking into account exigent circumstances, but Tenant shall give Landlord whatever notice is reasonable in the circumstances and may make said repairs on behalf of the Landlord and charge Landlord for the reasonable cost thereof, subject to the other terms and provisions herein.  In either event, if Landlord shall fail to pay Tenant the reasonable cost thereof within thirty (30) days of receipt of an invoice therefor with supporting documentation, Tenant may deduct the unpaid and overdue amount, together with interest from the date the same was due at the Default Rate, from the next installment(s) of Annual Fixed Rent otherwise becoming due hereunder, provided that the amount of such deduction shall be limited on a monthly basis to thirty percent (30%) of the Monthly Fixed Rent then due.  The provisions of this Section 20.34 are personal to the original Tenant named herein and any Permitted Transferees and may not be exercised by any other assignees or subtenants.

Section 20.35 – Landlord’s Default.

In the event of any default by Landlord under this Lease (“Landlord Default”), Tenant may give Landlord written notice specifying such Landlord Default and, if Tenant shall do so, then Landlord shall have thirty (30) days in which to cure any such Landlord Default; provided, however, that if the nature of the Landlord Default is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences to cure within said thirty (30) days and thereafter diligently prosecutes the same to completion.

(page ends here)

WITNESS the execution hereof in any number of counterpart copies, each of which shall be deemed an original for all purposes as of the day and year first above written.

ZINC II PROPCO 2020, LLC, a Delaware limited liability company

By: /s/ Andrew Chused
Name: Andrew Chused
Its: Managing Partner
Hereunto duly authorized

[LANDLORD]

GENERATION BIO CO., a Delaware corporation

By: /s/ Geoff McDonough
Name: Geoff McDonough
Its: President and Chief Executive Officer
Hereunto duly authorized

[TENANT]